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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                              UROQUEST CORPORATION,

                               BMT ACQUISITION CO.

                                       AND

                                    BMT, INC.
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                                TABLE OF CONTENTS

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Recitals ................................................................................................     1

ARTICLE I           DEFINITIONS..........................................................................     1

ARTICLE II          THE MERGER AND RELATED MATTERS.......................................................     5
                    2.01             The Merger..........................................................     5
                    2.02             Effective Time of Merger............................................     5
                    2.03             Closing.............................................................     6
                    2.04             Merger Consideration and Conversion of Shares.......................     6

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF UROQUEST AND
                    SUB..................................................................................     7

                    3.01             Organization, Good Standing, Power,
                                     Etc.................................................................     7
                    3.02             Subsidiaries........................................................     8
                    3.03             Authorization of Agreement, Etc.....................................     8
                    3.04             Capitalization......................................................    10
                    3.05             Financial Statements................................................    11
                    3.06             Absence of Certain Changes or
                                     Events..............................................................    11
                    3.07             Defaults............................................................    12
                    3.08             Tax Matters.........................................................    12
                    3.09             Trademarks, Copyrights, Etc.........................................    13
                    3.10             Title to Properties; Absence of Liens and Encumbrances;
                                     Leases, Etc.........................................................    13
                    3.11             Litigation..........................................................    14
                    3.12             Brokers and Finders.................................................    15
                    3.13             Compliance with Laws................................................    15
                    3.14             Registration Statement..............................................    15
                    3.15             Material Contracts..................................................    16
                    3.16             No Misrepresentation................................................    16

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF BMT................................................    16
                    4.01             Organization, Good Standing, Power, Etc.............................    16
                    4.02             Subsidiaries........................................................    17
                    4.03             Authorization of Agreement, Etc.....................................    17
                    4.04             Capitalization......................................................    19
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                    4.05             Financial Statements................................................    19
                    4.06             Absence of Certain Changes or Events................................    19
                    4.07             Employee Benefit Plans..............................................    21
                    4.08             Brokers and Finders.................................................    25
                    4.09             Defaults............................................................    25
                    4.10             Tax Matters.........................................................    25
                    4.11             Trademarks, Copyrights, Etc.........................................    27
                    4.12             Title to Properties; Absence of
                                     Liens and Encumbrances; Leases, Etc.................................    27
                    4.13             Litigation..........................................................    28
                    4.14             No Misrepresentation................................................    29
                    4.15             Compliance with Laws................................................    29
                    4.16             Environmental Compliance............................................    30
                    4.17             Material Contracts..................................................    30

ARTICLE V           COVENANTS OF BMT.....................................................................    31
                    5.01             Approvals...........................................................    31
                    5.02             Investigation by UroQuest...........................................    31
                    5.03             Acquisition Proposals...............................................    31
                    5.04             Conduct of Business.................................................    32
                    5.05             No Charter Amendments...............................................    34
                    5.06             No Issuance or Disposition of Securities............................    34
                    5.07             No Dividends........................................................    34
                    5.08             No Disposal of Property.............................................    34
                    5.09             No Acquisitions.....................................................    34
                    5.10             No Breach or Default................................................    35
                    5.11             No Indebtedness.....................................................    35
                    5.12             Payment of Liabilities..............................................    35
                    5.13             Employee Matters....................................................    35
                    5.14             Stockholders' Meeting...............................................    36
                    5.15             Notice and Cure.....................................................    36
                    5.16             Furnish Information for UroQuest Statements.........................    37

ARTICLE VI          COVENANTS OF UROQUEST AND SUB........................................................    37
                    6.01             Approvals...........................................................    37
                    6.02             Conduct of Business.................................................    38
                    6.03             Investigation by BMT................................................    38
                    6.04             Registration........................................................    38
                    6.05             Nasdaq Quotation....................................................    38
                    6.06             Notice and Cure.....................................................    38
                    6.07             Reincorporation in Delaware.........................................    39
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                    6.08             No Issuance or Disposition of
                                     Securities..........................................................    39
                    6.09             No Dividends........................................................    39
                    6.10             No Disposal of Property; No
                                     Acquisitions........................................................    39
                    6.11             Activities of Sub...................................................    40

ARTICLE VII         CONDITIONS PRECEDENT TO OBLIGATIONS OF
                    UROQUEST, SUB AND BMT................................................................    40
                    7.01             Stockholder Approvals...............................................    40
                    7.02             Consents and Approvals..............................................    40
                    7.03             Consummation of Offering............................................    40
                    7.04             No Injunctions or Restraints;
                                     Illegality..........................................................    40
                    7.05             Stockholder Representation Letters..................................    41
                    7.06             Tax Opinion.........................................................    41

ARTICLE VIII        CONDITIONS PRECEDENT TO OBLIGATIONS OF BMT...........................................    41
                    8.01             Accuracy of Representations and
                                     Warranties..........................................................    41
                    8.02             Performance of Covenants, Agreements
                                     and Conditions......................................................    41
                    8.03             Officers' Certificate, Etc..........................................    42
                    8.04             Opinion of UroQuest Counsel.........................................    42

ARTICLE IX          CONDITIONS PRECEDENT TO OBLIGATIONS OF UROQUEST AND
                    SUB..................................................................................    43
                    9.01             Accuracy of Representations and
                                     Warranties..........................................................    43
                    9.02             Performance of Covenants, Agreements
                                     and Conditions......................................................    44
                    9.03             Officers' Certificates, Etc.........................................    44
                    9.04             Opinion of Counsel for BMT..........................................    44
                    9.05             Employment Agreements...............................................    45
                    9.06             Stock Escrow........................................................    45

ARTICLE X           TERMINATION, AMENDMENTS AND WAIVER...................................................    45
                    10.01            Termination.........................................................    45
                    10.02            Effect of Termination...............................................    46
                    10.03            Amendment...........................................................    47
                    10.04            Waiver..............................................................    47

ARTICLE XI          OTHER AGREEMENTS; NONSURVIVAL OF
                    REPRESENTATIONS AND WARRANTIES.......................................................    47
                    11.01            Confidentiality.....................................................    47
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                    11.02            Public Announcements................................................    47
                    11.03            Indemnification; Directors' and
                                     Officers' Insurance.................................................    47
                    11.04            Additional Agreements...............................................    49
                    11.05            Available Remedies..................................................    49
                    11.06            Election of Director................................................    49
                    11.07            Nonsurvival of Representations and
                                     Warranties..........................................................    49

ARTICLE XII         MISCELLANEOUS........................................................................    49
                    12.01            Expenses............................................................    49
                    12.02            Notices.............................................................    49
                    12.03            Entire Agreement....................................................    50
                    12.04            Binding Effect; Benefits............................................    51
                    12.05            Assignment..........................................................    51
                    12.06            Applicable Law......................................................    51
                    12.07            Article and Section Headings........................................    51
                    12.09            Counterparts........................................................    51
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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is dated as of June 27, 1996, among UroQuest Corporation, a Florida corporation ("UroQuest"), BMT Acquisition Co., a Delaware corporation and wholly owned subsidiary of UroQuest ("Sub") and BMT, Inc., an Indiana corporation ("BMT").

                                    RECITALS

         A. The respective Boards of Directors of UroQuest, Sub and BMT deem it advisable and in the best interests of their respective stockholders that UroQuest and BMT enter into this Agreement in order to advance the long-term business interests of such companies.

         B. The respective Boards of Directors of UroQuest, Sub and BMT, by resolutions duly adopted, have approved this Agreement providing for the merger of BMT with and into Sub (the "Merger") under Section 368(a)(2)(D) of the Internal Revenue Code. The Boards of Directors of Sub and BMT have recommended the Merger and the Merger Agreement (as defined hereafter) for approval by the stockholders of Sub and BMT in accordance with the terms of this Agreement and applicable law.

         C. UroQuest, Sub and BMT desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various terms and conditions to such transactions.

                                    AGREEMENT

         In consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the parties to this Agreement have agreed, and hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                    ARTICLE I
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                                   DEFINITIONS

         Capitalized terms used herein shall have the meanings ascribed to them in this Article I, unless such terms are defined elsewhere in this Agreement.

         1933 Act:  the Securities Act of 1933, as amended.

         Acquisition Proposal:  as defined in Section 5.03.

         Affiliate: any corporation or other trade or business under common control (within the meaning of Section 414(b), (c), (m) and (o) of the Code or Section 4001(a)(14) or 4001(b) of ERISA) with BMT, either currently or at any time since January 1, 1994.

         Balance Sheet: as defined in Section 3.05 and 4.05, respectively.

         Balance Sheet Date: as defined in Section 3.05.

         Bivona: an Indiana corporation which is a wholly owned subsidiary of BMT.

         Bivona Pension Benefit Plan: any Pension Benefit Plan maintained at any time by BMT or Bivona or an Affiliate or to which BMT or Bivona or an Affiliate contributes, is required to contribute or has contributed for employees or former employees of BMT or Bivona.

         Bivona Welfare Benefit Plan: any Welfare Benefit Plan maintained at any time by BMT or Bivona or an Affiliate or to which BMT or Bivona or an Affiliate contributes, is required to contribute or has contributed for employees or former employees of BMT or Bivona.

         BMT Certificate:  as defined in Section 9.03

         BMT Common Stock: the shares of Common Stock of BMT, without par value.

         BMT Disclosure Schedule:  as defined in Section 4.02.

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         BMT Financial Statements:  as defined in Section 4.05.

         BMT Opinion:  as defined in Section 9.04.

         BMT Stockholder Letters:  as defined in Section 7.06.

         Cash Consideration:  as defined in Section 2.04(a).

         Closing:  as defined in Section 2.01(b).

         Code:  the Internal Revenue Code of 1986, as amended.

         Commission:  the Securities and Exchange Commission.

         Constituent Corporations:  UroQuest and BMT.

         Delaware Law: The Delaware General Corporation Law, as amended.

         Effective Time of the Merger:  as defined in Section 2.03.

         Employment Agreements:  as defined in Section 9.05.

         Environmental Damages: all claims, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of defense of a claim, good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, matured or unmatured, foreseeable or unforeseeable, any of which arise out of or relate to the existence of Hazardous Materials.

         Environmental Requirements: all applicable statutes, regulations, policies, actions, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations and similar items of all branches, agencies, departments, commissions, boards, bureaus and instrumentalities of all federal, state, county, local and other governments having jurisdiction, and all applicable judicial and administrative and regulatory decisions, decrees, judgments, and orders and all covenants running with the land that relate to the protection of health or the environment.

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         ERISA: the Employee Retirement Income Security Act of 1974, as amended.

         Final Closing:  as defined in Section 2.03(c).

         Governmental Entity: any court, government, governmental agency, commission or instrumentality, domestic or foreign.

         Hazardous Materials: any substance: (i) the presence or release of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (ii) that is or becomes defined as a "hazardous waste," "hazardous substance" or "pollutant or contaminate" under any Environmental Requirement; (iii) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated under any Environmental Requirement; (iv) the presence of which causes or could cause a nuisance; (v) that is or contains gasoline, diesel fuel or other petroleum hydrocarbons in any unconfined manner; or (vi) that contains PCBs, asbestos or urea formaldehyde foam insulation.

         Indemnified Parties: as defined in Section 11.03(a).

         Indiana Law: the Indiana Business Corporation Law, as amended.

         Initial Closing:  as defined in Section 2.03(a).

         Initial Public Offering: the initial public offering of UroQuest Common Stock.

         IRS:  the Internal Revenue Service.

         Legal Requirements: any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, certificate, franchise or permit issued by, the United States, any state, commonwealth, territory or possession thereof and any political or judicial subdivision or instrumentality of the foregoing, including, without limitation, courts, departments, commissions, boards, bureaus or agencies.

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         Material Adverse Effect: with respect to any party hereto, a material adverse effect on the business, properties, financial condition or results of operations of such party and its parent and subsidiary corporations, taken as a whole.

         Merger Agreement: that form of Agreement of Merger by and among Sub and BMT attached hereto as Annex A and incorporated herein by reference.

         PBGC:  the Pension Benefit Guaranty Corporation.

         Pension Benefit Plan: any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), including any multiemployer pension plan (as described in either Section 3(37) or Section 4001(a)(3) of ERISA and not described in Section 4(b) of ERISA).

         Registration Statement: the registration statement on Form S-1 of UroQuest relating to shares of UroQuest Common Stock to be issued in the Initial Public Offering.

         Related Party:  as defined in Section 3.06.

         Share Consideration:  as defined in Section 2.04(a).

         Stock Pledge Agreement:  as defined in Section 9.06.

         Sub Common Stock: the Shares of Common Stock of Sub, $.01 par value per share.

         Subsequent Closing:  as defined in Section 2.03(b).

         Subsidiary: any corporation or other entity whose voting securities are owned directly or indirectly by UroQuest, Sub or BMT, as the case may be, in an amount sufficient to elect at least a majority of the Board of Directors or other managers of such corporation or other entity.

         Surviving Corporation: Sub subsequent to the Effective Time of the Merger.

         Tax Opinions:  as defined in Section 7.06.

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         Tax Return:  any return, declaration, report, claim for
refund, or information return or statement relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof.

         Taxes: (i) all net income, gross income, gross receipts, sales and use, ad valorem, franchise, profits, licenses, withholding, payroll, excise, severance, stamp, occupation, property, customs duties or other taxes, fees or charges of any kind whatsoever imposed by a foreign, federal, state, county or local taxing authority together with any interest or penalty thereon, and/or
(ii) the liability for the payment of any consolidated tax, including penalty or interest thereon, of the type described in the immediately preceding subsection
(i), including any federal , state or local consolidated income tax liability including any penalty or interest thereon, as a result of being a member of, and which may be imposed upon, an affiliated group (as defined in Section 1504(a) of the Code, or other applicable law).

         UroQuest Certificate:  as defined in Section 8.03.

         UroQuest Common Stock: the shares of Common Stock of UroQuest, $.001 par value per share.

         UroQuest Disclosure Schedule:  as defined in Section 3.02.

         UroQuest Financial Statements:  as defined in Section 3.05.

         UroQuest Opinion:  as defined in Section 8.04.

         Welfare Benefit Plan: any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

                  2.01 The Merger. In accordance with the provisions of Delaware Law and Indiana Law and the terms of this

Agreement, BMT shall be merged with and into Sub, with Sub surviving such Merger as the Surviving Corporation.

                  2.02 Effective Time of Merger. Subject to the provisions of this Agreement, the Surviving Corporation and BMT shall cause Certificates of Merger to be executed and filed with the Secretary of State of Delaware and the Secretary of State of Indiana, respectively, as soon as practicable following the Final Closing, or on such earlier or later date as may be mutually agreed to by the parties. The Merger shall become effective upon the filing of such Certificates of Merger or at such time thereafter as is provided therein (the "Effective Time of the Merger").

                  2.03 Closing.

                  (a) The initial closing of the Merger (the "Initial Closing") shall take place at the office of Holland & Hart LLP, 215 South State Street, Suite 500, Salt Lake City, Utah 84111 as soon as practicable after the satisfaction or written waiver of the conditions set forth in Sections 7.01, 7.05, 9.05 and 9.06 of this Agreement. At the time of the Initial Closing, the following executed documents shall be placed in escrow with Holland & Hart LLP pending completion of the Final Closing: (i) certificates of the secretaries of Sub and BMT, respectively, that the Stockholder approvals referred to in Section
7.01 have been obtained; (ii) the Employment Agreements; (iii) the Stock Escrow Agreement; and (iv) the BMT Stockholder Letters.

                  (b) The subsequent closing of the Merger (the "Subsequent Closing") shall take place at the offices of Holland & Hart LLP, 215 South State Street, Suite 500, Salt Lake City, Utah 84111 as soon as practicable after satisfaction or written waiver of the conditions set forth in Sections 7.02, 7.04, 7.06, 8.01, 8.02, 8.03, 8.04, 9.01, 9.02, 9.03 and 9.04 of this Agreement.
At the time of the Subsequent Closing, the following executed documents shall be placed in escrow with Holland & Hart LLP pending completion of the Final
Closing: (i) the UroQuest Certificate; (ii) the UroQuest Opinion; (iii) the BMT Certificate; (iv) the BMT Opinion and (v) the Tax Opinions.

                  (c) The final closing of the Merger (the "Final Closing") shall occur contemporaneously with the satisfaction of the condition set forth in Section 7.03 of this Agreement.

                  2.04 Merger Consideration and Conversion of Shares.

                  (a) The aggregate consideration to be paid for all issued and outstanding shares of BMT Common Stock shall be $32,500,000, which shall consist of (i) $10,000,000 in cash (the "Cash Consideration"), and (ii) such number of shares of UroQuest Common Stock when multiplied by the initial public offering price per share shall equal $22,500,000 (the "Share Consideration").

                  (b) At the Effective Time of the Merger, each share of BMT Common Stock, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into and become the right to receive, without interest, the following:

                           (i) cash in the amount equal to the Cash Consideration divided by the number of shares of BMT Common Stock issued and outstanding as of the Effective Time of the Merger; and

                           (ii) the number of shares of UroQuest Common Stock which, when multiplied by the initial public offering price per share, equals the Share Consideration divided by the number of shares of BMT Common Stock issued and outstanding as of the Effective Time of the Merger.

                  (c) Notwithstanding anything herein to the contrary, no certificate or scrip evidencing fractional shares of UroQuest Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of UroQuest. In lieu of any such fractional shares, each holder of BMT Common Stock shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the initial public offering price per share of UroQuest Common Stock by (ii) the fractional interest of UroQuest Common Stock to which such holder would

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
otherwise be entitled (after taking into account all shares of BMT Common Stock held of record by such holder at the Effective Time of the Merger).

                  (d) As soon as practicable after the Effective Time of the Merger, each former shareholder of record of shares of BMT Common Stock will be sent a letter of transmittal from UroQuest with instructions for the exchange by holders of BMT stock certificates for: (i) a certificate representing the number of shares of UroQuest Common Stock to which such shareholder is entitled as a result of the Merger; (ii) such shareholder's share of the Cash Consideration payable in the Merger; and (iii) any cash payment in lieu of issuing fractional shares. No cash will be paid to any former BMT shareholder nor will any certificates for shares of UroQuest Common Stock be issued to such shareholder until the letter of transmittal has been properly completed, executed and delivered to UroQuest together with the certificates for all shares of BMT Common Stock owned by such shareholder.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF UROQUEST AND SUB

                  UroQuest and Sub hereby represent and warrant to BMT as follows:

                  3.01 Organization, Good Standing, Power, Etc. Each of UroQuest and Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Florida and Delaware, respectively, and has all requisite corporate power and authority to own, operate and lease its respective properties and assets and to carry on its respective businesses as now being conducted. Each of UroQuest and Sub is duly qualified to do business and is in good standing as a foreign corporation or other entity in each other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on UroQuest or Sub.

                  3.02 Subsidiaries. Section 3.02 of the disclosure schedule delivered by UroQuest to BMT on or before the date of this Agreement (the "UroQuest Disclosure Schedule") sets forth all of the Subsidiaries of UroQuest and Sub, together with the authorized and outstanding shares of capital stock of each. Except for the Subsidiaries, or as otherwise listed in Section 3.02 of the UroQuest Disclosure Schedule, neither UroQuest, Sub nor any of their Subsidiaries directly or indirectly owns any voting securities in any other corporation or other entity.

                  3.03 Authorization of Agreement, Etc.

                  (a) Each of UroQuest and Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by UroQuest and Sub and the consummation by UroQuest and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UroQuest and Sub. This Agreement has been duly executed and delivered by UroQuest and Sub and constitutes the legal, valid and binding obligation of UroQuest and Sub enforceable against UroQuest and Sub in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) Neither the execution and delivery of this Agreement by UroQuest and Sub nor the consummation of the transactions contemplated hereby to be performed by UroQuest and Sub will (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or By-laws, as currently in effect, of UroQuest or Sub or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon UroQuest or Sub or any of their respective properties, except where such violations or conflicts would not in the aggregate have a Material Adverse Effect on UroQuest or

Sub or a material adverse effect on the ability of UroQuest and Sub to consummate the transactions contemplated hereby, and except for violations that will be cured, waived or terminated prior to the Effective Time of the Merger.

                  (c) Neither the execution and delivery of this Agreement by UroQuest and Sub nor the consummation of the transactions contemplated hereby to be performed by UroQuest and Sub will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which UroQuest or Sub is a party or by which it or any of its properties is bound, or pursuant to which UroQuest or Sub has guaranteed the indebtedness or preferred stock of any person or entity, or (ii) any lease, license, tariff, contract or other agreement or instrument to which UroQuest or Sub is a party or by which they or any of their properties are bound, except in the case of each of clauses (i) or (ii) above, (x) for any such breaches, defaults, rights, losses or penalties that do not have a Material Adverse Effect on UroQuest or Sub or a material adverse effect on the ability of UroQuest or Sub to consummate the transactions contemplated hereby, and (y) for such third party consents as will be obtained prior to the Effective Time of the Merger.

                  (d) Neither the execution and delivery by UroQuest and Sub of this Agreement nor the consummation of the transactions contemplated hereby to be performed by UroQuest and Sub will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties or other assets owned by UroQuest and Sub, except where such would not in the aggregate have a Material Adverse Effect on UroQuest or Sub or a material adverse effect on the ability of UroQuest or Sub to consummate the transactions contemplated hereby.

                  (e) No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any Governmental Entity is required by UroQuest or Sub in connection with the execution and delivery of this Agreement by UroQuest or Sub or the consummation by UroQuest or Sub of the transactions contemplated hereby, other than such filings or registrations that, if not made, and such authorizations, consents or approvals, that, if not received, would not in the aggregate have a Material Adverse Effect on UroQuest or Sub or a material adverse effect on the ability of UroQuest or Sub to consummate the transactions contemplated hereby.

                  (f) UroQuest and Sub have made or obtained each registration, filing, submission, license, permit, certificate, determination or governmental approval necessary to enable it to carry on its business, except for: (i) various approvals of Governmental Entities required to manufacture and sell medical devices to be produced by UroQuest and (ii) those which the failure to make or obtain does not have a Material Adverse Effect on UroQuest or Sub. All such registrations, filings and submissions with any Governmental Entity relating to the operations of UroQuest and Sub were in material compliance with applicable law when filed, and to the knowledge of UroQuest and Sub no material deficiencies have been asserted by any such authority with respect to such registrations, filing or submissions.

                  3.04 Capitalization.

                  (a) At the Effective Time of the Merger, all of the outstanding shares of capital stock of Sub shall be duly authorized and validly issued and shall be fully paid and nonassessable and held of record and beneficially owned by UroQuest.

                  (b) The authorized capital stock of UroQuest as of the date hereof consists of 47,081,268 shares, $.001 par value, divided into the following: (i) 316,667 shares of Series A Convertible Preferred Stock; (ii) 955,494 shares of Series B Convertible Preferred Stock; (iii) 1,009,107 shares of Series C Convertible Preferred Stock; (iv) 8,000,000 shares of Series D

Convertible Preferred Stock; (v) 5,800,000 shares of undesignated Serial Preferred Stock; (vi) 30,000,000 shares of Voting Common Stock; and (vii) 1,000,000 shares of Non-Voting Common Stock. As of the date of this Agreement, 4,384,161 shares of UroQuest Preferred Stock and 10,496,060 shares of UroQuest Voting Common Stock and 1,000,000 shares of Non-Voting Common Stock are issued and outstanding. Following reincorporation in Delaware and upon the consummation of the Initial Public Offering, the authorized capital stock of UroQuest will consist of 31,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. There are no outstanding options, warrants, or other rights to purchase shares of UroQuest Common Stock or UroQuest Preferred Stock, except as set forth on Section 3.04 of the UroQuest Disclosure Schedule. All shares of capital stock of UroQuest which are outstanding as of the date hereof are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, or issued in violation of, any preemptive rights. Except as set forth above or in Section
3.04 of the UroQuest Disclosure Schedule, there are no shares of capital stock of UroQuest authorized or outstanding, and there are no subscriptions, options, warrants or other rights to purchase shares of the capital stock of UroQuest, and no conversion or exchange rights, preemptive rights or other agreements, claims or commitments of any nature whatsoever (whether firm or conditional) to which UroQuest is a party obligating UroQuest to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities or interests of UroQuest or obligating UroQuest to grant, extend or enter into any such agreement or commitment.

                  3.05 Financial Statements. UroQuest has delivered to BMT the audited consolidated balance sheet of UroQuest as of December 31, 1995 (the "Balance Sheet Date") and the related audited consolidated statements of income and stockholders' equity of UroQuest for the three years then ended, together with the notes related thereto, certified by KPMG Peat Marwick LLP. All items referred to above are collectively referred to hereby as the "UroQuest Financial Statements." Except as set forth in Section 3.05 of the UroQuest Disclosure Schedule, each such UroQuest Financial Statement (and the notes relating thereto) was prepared in conformity with generally accepted accounting principles consistently applied (except for the absence of notes, in the case of the unaudited financial statements), is true, complete and correct in all material respects and fairly presents the consolidated financial condition of UroQuest as of the respective date thereof and the related consolidated results of operations, stockholders' equity and cash flows in conformity with generally accepted accounting principles.

                  3.06 Absence of Certain Changes or Events. Except as has occurred in the ordinary course of business consistent with prior practices, or as set forth in Section 3.06 of the UroQuest Disclosure Schedule, since the Balance Sheet Date, neither UroQuest, Sub nor any Subsidiary thereof has (i) borrowed, or agreed to borrow, funds (ii) incurred or become subject to, or agreed to incur or become subject to, any material obligation or liability, contingent or otherwise, except liabilities incurred, and obligations under contracts entered into, in the ordinary course of its business, (iii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, (iv) mortgaged, pledged or subjected to lien, charge or other encumbrance, or agreed so to do, any of the assets material to the operation of its business, tangible or intangible, (v) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, or the sale of inventory, in the ordinary course of business, (vi) canceled or compromised any debt or claim, except for immaterial adjustments made in the ordinary course of business, or waived or released any rights, regardless of whether in the ordinary course of business, which, in the aggregate, are material, (vii) increased, or agreed to increase, the monthly rate of compensation payable or to become payable by it to any of its officers, directors or other key management employees over the rate being paid to them or accrued for at the Balance Sheet Date, (viii) increased, or agreed to increase, the rate of compensation payable or to become payable by it to any of its employees (other than officers, directors and other key management employees) over the rate being paid to them or accrued for at the Balance Sheet Date, or other than in accordance with its established procedures for annual or other periodic reviews and increments, (ix) made or permitted, or agreed to make or permit, any material amendment or termination of any material contract, mortgage, lease, license, agreement or other instrument to which it is a party or by which any of its properties or assets are bound, (x) made, or agreed to make, any accrual or arrangement for or payment of bonuses or special compensation in excess of $25,000 of any kind to any employee (or $100,000 in the aggregate for all employees), (xi) directly or indirectly paid, or agreed to pay, any severance or termination pay to any employee in excess of $10,000 (or $50,000 in the aggregate for all employees) which was not accrued for at the Balance Sheet Date, (xii) made, or agreed to make, any changes in its accounting methods or practices, (xiii) entered into or modified in any material respect any contract with any officer, director or stockholder of UroQuest or Sub or with any entity in which any such officer, director or stockholder has a 10% or more equity interest (a "Related Party"),
(xiv) made capital expenditures which, in the aggregate, exceed $100,000, or, entered into any commitment therefor, or (xv) experienced any Material Adverse Effect.

                  3.07 Defaults. Neither UroQuest nor Sub is in default in any material respect under any borrowings or leases of material properties, and there has not occurred any event which, with or without the giving of notice or the lapse of time or both, would constitute such a default by UroQuest or Sub.

                  3.08 Tax Matters. Except as provided in Section 3.08 of the UroQuest Disclosure Schedule.

                  (a) All returns or reports relating to Taxes that are required to have been filed by or on behalf of UroQuest and Sub at or prior to the Effective Time of the Merger have been timely filed and all such returns and reports are true and correct in all material respects.

                  (b) All Taxes due for periods covered by such Tax returns or reports or claims by any taxing authority to be due and payable have been paid in full (or adequate provision has been made therefor, as described in the following subsection (c)), except such Taxes, if any, as are being (or will be) contested in good faith and as to which adequate reserves have been provided. Neither UroQuest nor Sub has not executed any presently effective waiver or extension of any statute of limitations against assessment or collection of any Taxes.

Proper amounts have been withheld by UroQuest from employees with respect to compensation in full compliance with all applicable laws. UroQuest and Sub have no knowledge of, and have not received from any Governmental Entity a notice of, any pending examination of any tax return of UroQuest. There are no existing liens on any of the assets or property of UroQuest or Sub for Taxes, except for Taxes not yet due and payable.

                  (c) The reserves for Taxes reflected on the December 31, 1995 balance sheet ("Balance Sheet") in the UroQuest Financial Statements are sufficient for the payment of all unpaid Taxes of UroQuest accrued for or applicable to the period then ended and the years and periods prior thereto.

                  3.09 Trademarks, Copyrights, Etc. Section 3.09 of the UroQuest Disclosure Schedule sets forth: (i) a list of all federal, state and foreign patent, trademark, trade name, service marks and copyright registrations of UroQuest and its subsidiaries and (ii) a list of all agreements, obligations and commitments under which such patents, trademarks, trade names, service marks, copyrights or other proprietary rights of UroQuest or Sub have been licensed, encumbered or otherwise transferred or assigned, in whole or in part, to other parties. UroQuest owns or has the right to use, without any material payment to any other party, all of the patents, trademarks (registered or unregistered), trade names, service marks and copyrights used in their businesses as currently conducted and the consummation of the Merger will not alter or impair the ability to use such rights in any material adverse respect. Except as provided in Section 3.09 of the UroQuest Disclosure Schedule, there have not been asserted against UroQuest any claims that any product, activity or operation of UroQuest infringes upon, or had resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or, to the knowledge of UroQuest, are threatened which challenge the rights of UroQuest with respect thereto.

                  3.10 Title to Properties; Absence of Liens and Encumbrances; Leases, Etc.

                  (a) Section 3.10 of the UroQuest Disclosure Schedule lists all of the real properties owned by UroQuest or Sub. UroQuest has the ownership in fee and good marketable title to all real property owned by it, if any, and good title to its other owned properties and assets, tangible and intangible, including, without limitation, the properties and assets reflected in the Balance Sheet (except personal properties since sold or otherwise disposed of in the ordinary course of business and except for personal properties and assets not material to the operation of its business), free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, except (i) as reflected in the Balance Sheet, (ii) liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security and public liability laws and other similar legislation, (iii) liens imposed by law, such as carriers', warehousemen's or mechanics' liens incurred in good faith in the ordinary course of business, (iv) liens for property taxes accrued, but not yet payable, and (v) such imperfections of title and other encumbrances, if any, which do not in the aggregate materially interfere with the use of such properties or assets or otherwise materially impair the business operations of UroQuest.

                  (b) Section 3.10 of the UroQuest Disclosure lists all of the real properties leased by UroQuest or Sub. UroQuest has previously made available to BMT correct and complete copies of all leases or agreements under which UroQuest is lessee of, or holds or operates, any real property owned by any third party which is material to the operation of its business. UroQuest is not in material default under the terms of any such lease or agreement. Each such lease under which the lessor is a Related Party has been identified on
Section 3.10 of the UroQuest Disclosure Schedule and was, at the time entered into, on terms not materially less favorable to UroQuest than if made with an independent third party in an arm's-length transaction. UroQuest, and to the knowledge of UroQuest, each lessor, have in all material respects performed all the obligations required to be performed by them to date and are not in default in any material respect under any such lease or agreement. None of the rights of UroQuest in such property under any such lease or agreement is subject to termination as the result of the transactions contemplated by this Agreement.

                  (c) All structures and other improvements located on such real property and other tangible personal property material to the conduct of the business of UroQuest are in good operation condition and repair, subject to ordinary wear and tear. UroQuest is not in violation of any applicable zoning regulation, ordinance or other similar laws, order, regulation or requirement relating to its operations or properties which, if enforced, would have a Material Adverse Effect on UroQuest.

                  3.11 Litigation. Except where (individually or in the aggregate) such would not have a Material Adverse Effect upon UroQuest or Sub:

                  (a) There is no claim, action, suit, proceeding, arbitration, or to the knowledge of UroQuest or Sub any investigation or inquiry, before any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator, now pending or, to the knowledge of UroQuest or Sub, threatened against UroQuest or Sub or the assets, properties or business of UroQuest or Sub or that questions the validity of this Agreement.

                  (b) There is not in existence any order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator enjoining or prohibiting UroQuest or Sub from taking, or requiring UroQuest to take, any action of any kind to which UroQuest or Sub is a party or which specifically names UroQuest or Sub.

                  (c) Neither UroQuest nor Sub is in default in any respect under any order, writ, injunction or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator outstanding against any of them where such default would have a Material Adverse Effect on UroQuest or Sub.

                  3.12 Brokers and Finders. No person has acted on behalf of UroQuest or Sub in connection with any negotiations relative to this Agreement and the transactions contemplated hereby, and such negotiations have been carried on by it without the intervention of any person acting on behalf of UroQuest or Sub, in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment against BMT, Bivona, UroQuest, Sub or any shareholders thereof.

                  3.13 Compliance with Laws. Except where non-compliance would not have a Material Adverse Effect upon UroQuest or Sub, UroQuest and Sub are in compliance in all material respects with all Legal Requirements applicable to any of its properties or assets and/or the ownership, operation and use thereof, and UroQuest nor Sub has received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of its properties or assets or to the operation of its business, the existence or enforcement of which would have a Material Adverse Effect on UroQuest's or Sub's ability to operate them on the same basis as currently conducted and operated or which would require the payment of material refunds, fines, penalties or restitution in respect of matters occurring prior to the Effective Time of the Merger.

                  3.14 Registration Statement. The Registration Statement of UroQuest will not at the time the Registration Statement is declared effective by the Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading; provided no representation or warranty is given with regard to the information contained in the Registration Statement with regard to the business of BMT, Bivona or its officers, directors or share ownership therein.

                  3.15 Material Contracts. To the extent not otherwise listed in the UroQuest Disclosure Schedule, Section 3.15 of the UroQuest Disclosure Schedule lists, and UroQuest has provided to BMT with true and correct copies of, all of the following to which UroQuest or Sub are parties: (i) stock plans or agreements; (ii) partnership or joint venture agreements; (iii) distributor agreements; (iv) employment agreements; (v) noncompetition agreements; or (vi) other contracts providing for payments in the aggregate in excess of $50,000 or financing a duration greater than one year. Neither UroQuest nor Sub are in breach of or in default under any of the contracts, obligations or commitments to which it is a party, including, but not limited to those set forth in Section 3.15 of the UroQuest Disclosure Schedule, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach or default by UroQuest, except as would not have a Material Adverse Effect on UroQuest.

                  3.16 No Misrepresentation. No representation or warranty by UroQuest and Sub in this Agreement, nor any statement, document, certificate or schedule furnished by or on behalf of UroQuest or Sub pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF BMT

                  BMT hereby represents and warrants to UroQuest as follows:

                  4.01 Organization, Good Standing, Power, Etc. Each of BMT and Bivona is a corporation duly organized and validly existing under the laws of its state of Indiana and has all requisite corporate power and authority to own, operate and lease its respective properties and assets and to carry on its respective businesses as now being conducted. Each of BMT and Bivona is duly qualified to do business and is in good standing as a foreign corporation or other entity in each other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business require such qualification, except where the failure so to qualify would not have a Material Adverse Effect on BMT or Bivona. BMT has furnished to UroQuest true, correct and complete copies of its Articles of Incorporation and By-laws and the Articles of Incorporation and By-laws of Bivona, in each case as amended and supplemented to the date hereof.

                  4.02 Subsidiaries. Section 4.02 of the disclosure schedule delivered by BMT to UroQuest on or before the date of this Agreement (the "BMT Disclosure Schedule") sets forth all of the Subsidiaries of BMT and Bivona, together with the authorized and outstanding shares of capital stock of each. Except for the Subsidiaries, or as otherwise listed in Section 4.02 of the BMT Disclosure Schedule, neither BMT, Bivona nor any of their Subsidiaries directly or indirectly owns any voting securities in any other corporation or other entity.

                  4.03 Authorization of Agreement, Etc.

                  (a) BMT has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by BMT and the consummation by BMT of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BMT, subject only to the approval of the common shareholders of BMT. This Agreement has been duly executed and delivered by BMT and constitutes the legal, valid and binding obligation of BMT, enforceable against BMT in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) Neither the execution and delivery of this Agreement by BMT, nor the consummation of the transactions contemplated hereby to be performed by BMT, will (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or By-laws, as currently in effect, of BMT or Bivona or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon BMT or Bivona or any of their respective properties, except where such violations or conflicts would not in the aggregate have a Material Adverse Effect on BMT or Bivona or a material adverse effect on the ability of BMT to consummate the transactions contemplated hereby and except for violations that will be cured, waived or terminated prior to the Effective Time of the Merger.

                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by BMT will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which BMT or Bivona is a party or by which it or Bivona or any of their respective properties is bound, or pursuant to which BMT or Bivona has guaranteed the indebtedness or preferred stock of any person or entity, or (ii) any lease, license, tariff, contract or other agreement or instrument to which BMT or Bivona is a party or by which it or Bivona or any of their properties is bound, except in the case of each of clauses (i) and (ii) above, (x) for any such breaches, defaults, rights, losses or penalties that do not have any Material Adverse Effect on BMT or a material adverse effect on the ability of BMT to consummate the transactions contemplated hereby, and (y) for such third party consents as will be obtained prior to the Effective Time of the Merger.

                  (d) Neither the execution and delivery by BMT of this Agreement nor the consummation of the transactions contemplated hereby to be performed by BMT will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties or other assets owned by BMT and Bivona, except where such would not in the aggregate have a Material Adverse Effect on BMT or Bivona or a material adverse effect on the ability of BMT to consummate the transactions contemplated hereby.

                  (e) No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to BMT or Bivona in connection with the execution and delivery of this Agreement by BMT or the consummation by BMT of the transactions contemplated hereby, other than such filings or registrations which, if not made, and such authorizations, consents or approvals which, if not received, would not in the aggregate have a Material Adverse Effect on BMT or Bivona or a material adverse effect on the ability of BMT to consummate the transactions contemplated hereby.

                  (f) Each of BMT and Bivona have made or obtained each registration, filing, submission, license, permit, certificate, determination or governmental approval necessary to enable it to carry on its business, except for those which the failure to make or obtain does not have a Material Adverse Effect on BMT or Bivona. All such registrations, filings and submissions with any Governmental Entity relating to the operations of BMT and Bivona were in material compliance with applicable law when filed, and to the knowledge of BMT no material deficiencies have been asserted by any such authority with respect to such registrations, filings or submissions.

                  4.04 Capitalization.

                  (a) At the Effective Time of the Merger, all of the outstanding shares of capital stock of Bivona shall be duly authorized and validly issued and shall be fully paid and nonassessable and held of record and beneficially by BMT.

                  (b) The authorized capital stock of BMT consists of 1,000,000 common shares of BMT Common Stock, without par value. On the date of this Agreement, there were 676,000 shares of BMT Common Stock issued and outstanding. There are no outstanding options, warrants or other rights to purchase shares of BMT Common Stock. All the shares of capital stock of BMT which are outstanding as of the date hereof are duly authorized, validly issued and are fully paid and nonassessable, and are not or will not be subject to, or issued in violation of, any preemptive rights. Except as set forth above or in Section 4.04 of the BMT Disclosure Schedule, there are no shares of capital stock of BMT authorized or outstanding, and there are no subscriptions, options, warrants or other rights to purchase shares of the capital stock of BMT, and no conversion or exchange rights, preemptive rights or other agreements, claims or commitments of any nature whatsoever (whether firm or conditional) to which BMT is a party obligating BMT to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities or interests of BMT or obligating BMT to grant, extend or enter into any such agreement or commitment.

                  4.05 Financial Statements. BMT has delivered to UroQuest the audited consolidated balance sheet of BMT as of December 31, 1995 (the "Balance Sheet Date") and the related audited consolidated statements of income and stockholders' equity of BMT for the three years then ended, together with the notes related thereto, certified by Grant Thornton. All items referred to above are collectively referred to hereby as the "BMT Financial Statements." Except as set forth in Section 4.05 of the BMT Disclosure Schedule, each such BMT Financial Statement (and the notes relating thereto) was prepared in conformity with generally accepted accounting principles consistently applied (except for the absence of notes, in the case of the unaudited financial statements), is true, complete and correct in all material respects and fairly presents the consolidated financial condition of BMT as of the respective date thereof and the related consolidated results of operations, stockholders' equity and cash flows in conformity with generally accepted accounting principles.

                  4.06 Absence of Certain Changes or Events. Except as has occurred in the ordinary course of business consistent with prior practices, or as set forth in Section 4.06 of the BMT Disclosure Schedule, since the Balance Sheet Date, neither BMT nor any Subsidiary thereof has (i) borrowed or loaned, or agreed to borrow or loan, funds (ii) incurred or become subject to, or agreed to incur or become subject to, any material obligation or liability, contingent or otherwise, except liabilities incurred, and obligations under contracts entered into, in the ordinary course of its business, (iii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, (iv) mortgaged, pledged or subjected to lien, charge or other encumbrance, or agreed so to do, any of the assets material to the operation of its business, tangible or intangible, (v) sold, assigned, transferred, conveyed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, or the sale of inventory, in the ordinary course of business, (vi) canceled or compromised any debt or claim, except for immaterial adjustments made in the ordinary course of business, or waived or released any rights, regardless of whether in the ordinary course of business, which, in the aggregate, are material, (vii) increased, or agreed to increase, the monthly rate of compensation payable or to become payable by it to any of its officers, directors or other key management employees over the rate being paid to them or accrued for at the Balance Sheet Date, (viii) increased, or agreed to increase, the rate of compensation payable or to become payable by it to any of its employees (other than officers, directors and other key management employees) over the rate being paid to them or accrued for at the Balance Sheet Date, or other than in accordance with its established procedures for annual or other periodic reviews and increments, (ix) made or permitted, or agreed to make or permit, any material amendment or termination of any material contract, mortgage, lease, license, agreement or other instrument to which it is a party or by which any of its properties or assets are bound, (x) made, or agreed to make, any accrual or arrangement for or payment of bonuses or special compensation in excess of $25,000 of any kind to any employee (or $100,000 in the aggregate for all employees), (xi) directly or indirectly paid, or agreed to pay, any severance or termination pay to any employee in excess of $10,000 (or $50,000 in the aggregate for all employees) which was not accrued for at the Balance Sheet Date, (xii) made, or agreed to make, any changes in its accounting methods or practices, (xiii) entered into or modified in any material respect any contract with any officer, director or stockholder of BMT or Bivona or with any entity in which any such officer, director or stockholder has a 10% or more equity interest (a "Related Party"), (xiv) made capital expenditures which, in the aggregate, exceed $100,000, or, entered into any commitment therefor, or
(xv) experienced any Material Adverse Effect.

                  4.07 Employee Benefit Plans.

                  (a) Employee Welfare Benefit Plans. Section 4.07 of the BMT Disclosure Schedule lists each and every Bivona Welfare Benefit Plan, and BMT has prior to the date of this Agreement delivered or made available to UroQuest true and complete copies of each and every Bivona Welfare Benefit Plan together with all documents or instruments establishing or constituting any related trust or other funding instrument.

                           (i) Except as disclosed on Section 4.07 of the BMT Disclosure Schedule, no Bivona Welfare Benefit Plan provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; provided that any disclosure shall set forth: (1) the number of individuals currently receiving such continuing benefits or coverage; (2) the limit on Seller's liability with respect to such coverage; (3) the terms and conditions of such coverage; and (4) the maximum number of current employees or independent contractors of Seller who could become eligible for such continuing benefits or coverage.

                      (ii) Except as disclosed on Section 4.07 of the BMT Disclosure Schedule, no Bivona Welfare Benefit Plan is a "multiple employer welfare arrangement" within the meaning of ERISA 3(40).

                     (iii) Bivona does not maintain any self insured Bivona Welfare Benefit Plan.

                      (iv) Except as disclosed on Section 4.07 of the BMT Disclosure Schedule, Bivona and BMT do not maintain and do not have any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code
                                    501(c)(9) or other funding
                                    arrangement for the provision of
                                    welfare benefits (such disclosure
                                    to include the amount of any such
                                    funding).

                       (v) Except as disclosed on Section 4.07 of the BMT Disclosure Schedule, no Bivona Welfare Benefit Plan is intended to satisfy Code 125.

                      (vi) All of the Bivona Welfare Benefit Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in
                                    Section 4980B of the Code and
                                    Sections 601 through 609 of ERISA
                                    and Section 1862(b)(1) of the
                                    Social Security Act, except for
                                    such instances of noncompliance
                                    that would not in the aggregate
                                    have a Material Adverse Effect on
                                    BMT or Bivona.

                  (b)      Employee Pension Benefit Plans.

                           (i)      Section 4.07 of the BMT Disclosure
                                    Schedule lists each and every Bivona
                                    Pension Benefit Plan and BMT has prior
                                    to the date of this Agreement delivered
                                    or made available to UroQuest true and
                                    complete copies of each and every such
                                    Bivona Pension Benefit Plan together
                                    with such copies of all documents or
                                    instruments establishing or constituting any related trust or other funding instruments.

                      (ii) Except as set forth in Section 4.07 of the BMT Disclosure Schedule, as of the date hereof, no Pension Benefit Plan that is subject to Title IV of ERISA has benefit liabilities (as defined in
                                    Section 4001(a)(16) of ERISA)
                                    exceeding the assets of such plan.

                     (iii)          None of the Pension Benefit Plans
                                    has incurred any accumulated
                                    funding deficiency (as defined in
                                    Section 302 of ERISA and
                                    Section 412 of the Code), whether
                                    or not waived; and all accrued
                                    contributions, premiums and other
                                    payments that would be but are not
                                    yet due from BMT or Bivona to (or
                                    under) any Bivona Pension Benefit
                                    Plan listed in Section 4.07 of the BMT
                                    Disclosure Schedule have been adequately and properly reserved for.

                      (iv) Each Bivona Pension Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify and each trust maintained pursuant thereto has been determined by the IRS to be exempt from taxation under
                                    Section 501 of the Code.  Except as
                                    disclosed in Section 4.07 of the
                                    BMT Disclosure Schedule, nothing
                                    has occurred since the date of the
                                    IRS's favorable determination
                                    letter that could adversely affect
                                    the qualification of any such plan
                                    and its related trust.  Bivona
                                    timely and properly applied for a
                                    written determination by the IRS on
                                    the qualification of each such
                                    Bivona Pension Benefit Plan and its
                                    related trust under Section 401(a)
                                    of the Code, as amended by the Tax
                                    Reform Act of 1986 and subsequent
                                    legislation enacted through the
                                    date hereof, and Section 501, and
                                    has made or will make any changes
                                    required by the IRS as a condition
                                    to the issuance of a favorable
                                    determination letter.

                           (v)      No "reportable event" within the meaning of
                                    Section 4043(c)(2), (2), (3), (5), (6), (7),
                                    (10) or (13) has occurred and is continuing with respect to any Bivona Pension Benefit Plan.

                  (c) ERISA, Code and Other Laws Compliance. All Bivona Pension Benefit Plans and Bivona Welfare Benefit Plans and any related trust agreements or any other document relating to the funding of such plans in all material respects comply and have complied in the past with the provisions of ERISA, the Code, any predecessor to the Code, and the Age Discrimination in Employment Act. Each Bivona Pension Benefit Plan intended to qualify under Section 401(a) of the Code satisfies the requirements of Section 401(a) and 501(a) of the Code. No benefits provided or to be provided under a Bivona Welfare Benefit Plan will result in the imposition of material excise taxes under Section 4976 of the Code. No Bivona Welfare Benefit Plan or related trust has or will have been deemed to have unrelated business income under Section 512(a)(3) of the Code.

                  (d) Administration of Plans. Except as set forth in Section
4.07 of the Bivona Disclosure Schedule, the administration of all Bivona Pension Benefit Plans and all Bivona Welfare Benefit Plans has been consistent with and in compliance in all material respects with applicable requirements of the Code, ERISA and any other applicable law, including, without limitation, compliance on a timely basis with all requirements for reporting and disclosure concerning each Bivona Welfare Benefit Plan and Bivona Pension Benefit Plan.

                  (e) Bivona has not incurred any withdrawal liability with respect to any multiemployer plan within the meaning of Sections 4201 and 4204 of ERISA. No liabilities exist with respect to withdrawals from any multiemployer plans that could subject BMT or Bivona to any controlled group liability under Section 4001(b) of ERISA.

                  (f) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the best knowledge of BMT or Bivona, threatened, alleging any breach of the terms of any plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Bivona Pension Benefit Plan or Bivona Welfare Benefit Plan, nor, to the best knowledge of BMT or Bivona, any arbitration, proceeding or investigation.

                  (g) BMT, Bivona and each "party in interest" (as defined in ERISA 3(14)) or "disqualified person" (as defined in Code Section 4975) with respect to any Bivona Pension Benefit Plan or Bivona Welfare Benefit Plan has not engaged in a "prohibited transaction" within the meaning of Code
4975 or ERISA 406.

                  (h) Other Employee Benefit Arrangements. BMT has delivered to UroQuest and every other personnel policy, employment agreement, stock option plan, collective bargaining agreement, bonus, incentive award, vacation pay, severance pay, consulting agreement or any other employee benefit plan, agreement, arrangement or understanding which BMT or Bivona maintains or has maintained at any time since October 1, 1992, or to which BMT or Bivona contributes, is required to contribute or has contributed and which is not required under Section 4.07(a) or (b) above to be listed in Section 4.07 of the BMT Disclosure Schedule (including with respect to any such matters that are unwritten, a written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of BMT or Bivona).

                  (i) Other Plan Documents; Reports. True and complete copies of each plan, trust, agreement, arrangement or understanding referred to in this
Section 4.07 and any amendments thereto, the most recent determination letter issued by the IRS with respect to each Bivona Pension Benefit Plan, annual reports on Form 5500 financial statements and actuarial reports (if any) required to be filed with any governmental agency for each Bivona Welfare Benefit Plan and each Bivona Pension Benefit Plan for the five most recent plan years, as well as all summary plan descriptions, summaries of material modifications and all other written material communications to employer relating to such plans for the same period have been delivered or made available by BMT to UroQuest. Each plan listed on Section 4.07 of the BMT Disclosure Schedule may be amended or terminated to the extent provided in accordance with its terms.

                  (j) No Union Contracts. Neither BMT nor Bivona has ever been a party to any agreement with, and no employees are or have been represented by, any union or collective bargaining unit.

                  4.08 Brokers and Finders. No person has acted on behalf of BMT or Bivona in connection with any negotiations relative to this Agreement and the transactions contemplated hereby, and such negotiations have been carried on by such parties without intervention of any person acting on behalf of either BMT or Bivona, in such a manner as to give rise to any valid claim or a brokerage commission, finder's fee or any other like payment against UroQuest, Sub, BMT, Bivona, or the stockholders thereof.

                  4.09 Defaults. Neither BMT nor Bivona is in default in any material respect under any borrowings or leases of material properties, and there has not occurred any event which, with or without the giving of notice or the lapse of time or both, would constitute such a default by BMT or Bivona.

                  4.10 Tax Matters.

                  (a) Each of BMT and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of

BMT and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of BMT and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction in which any of BMT and its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the assets of any of BMT and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Each of BMT and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) Neither BMT nor its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of BMT and its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of BMT and its Subsidiaries has knowledge based upon personal contact with any agent of such authority. Section 4.10(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of BMT and its Subsidiaries for taxable periods ended on or after October 2, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. BMT has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of BMT and its Subsidiaries since October 2, 1992.

         (d) None of BMT and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) Since October 2, 1992, none of BMT or its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of BMT and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of BMT and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of BMT and its Subsidiaries is or was a party to any Tax allocation or sharing agreement. None of BMT and its Subsidiaries since October 2, 1992 (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was BMT, or (ii) has any liability for the Taxes of any Person (other than any of BMT and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (f) BMT shall provide to UroQuest on or before July 15, 1996 the following information with respect to each of BMT and its Subsidiaries (or, in the case of clause (ii) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis of the Closing giving effect to the consummation of the transactions contemplated hereby): (i) the basis of BMT or its Subsidiaries in its assets; (ii) the basis of the stockholders of the Subsidiaries in their stock (or the amount of any Excess Loss Account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to BMT and its Subsidiaries; and (iv) the amount of any deferred gain or loss allocable to BMT or its Subsidiaries arising out of any Deferred Intercompany Transaction.

         (g) The unpaid Taxes of BMT and its Subsidiaries: (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BMT Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BMT and its Subsidiaries in filing their Tax Returns.

                  4.11 Trademarks, Copyrights, Etc. Section 4.11 of the BMT Disclosure Schedule sets forth: (i) a list of all federal, state and foreign patent, trademark, trade name, service marks and copyright registrations of BMT and Bivona and (ii) a list of all agreements, obligations and commitments under which such patents, trademarks, trade names, service marks, copyrights or other proprietary rights of BMT or Bivona have been licensed, encumbered or otherwise transferred, in whole or in part, to other parties. BMT and Bivona own or have the right to use, without any material payment to any other party, all of the patents, trademarks (registered or unregistered), trade names, service marks and copyrights used in their businesses as currently conducted and the consummation of the Merger will not alter or impair the ability to use such rights in any material adverse respect. Except as provided in Section 4.11 of the BMT Disclosure Schedule, there have not been asserted against BMT or Bivona any claims that any product, activity or operation of BMT or Bivona infringes upon, or had resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or, to the knowledge of BMT or Bivona , are threatened which challenge the rights of BMT or Bivona with respect thereto.

                  4.12 Title to Properties; Absence of Liens and Encumbrances; Leases, Etc.

                  (a) Section 4.12 of the BMT Disclosure Schedule lists of the real properties owned by BMT or Bivona. Each of BMT and Bivona has the ownership in fee and good marketable title to all real property owned by it, if any, and good title to its other owned properties and assets, tangible and intangible, including, without limitation, the properties and assets reflected in the December 31, 1995 balance sheet in the BMT Financial Statements ("BMT Balance Sheet") (except personal properties since sold or otherwise disposed of in the ordinary course of business and except for personal properties and assets not material to the operation of its business), free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever, except (i) as reflected in the BMT Balance Sheet, (ii) liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security and public liability laws and other similar legislation, (iii) liens imposed by law, such as carriers', warehousemen's or mechanics' liens incurred in good faith in the ordinary course of business, (iv) liens for property taxes accrued, but not yet payable, and (v) such imperfections of title and other encumbrances, if any, which do not in the aggregate materially interfere with the use of such properties or assets or otherwise materially impair the business operations of BMT or Bivona.

                  (b) Section 4.12 of the BMT Disclosure Schedule lists all of the real properties leased by BMT or Bivona. BMT has previously made available to UroQuest correct and complete copies of all leases or agreements under which BMT or Bivona is lessee of, or holds or operates, any real property owned by any third party which is material to the operation of its business. BMT is not in material default under the terms of any such lease or agreement. Each such lease under which the lessor is a Related Party has been identified on Section 4.12 of the BMT Disclosure Schedule and was, at the time entered into, on terms not materially less favorable to BMT than if made with an independent third party in an arm's-length transaction. BMT, and to the knowledge of BMT, each lessor, have in all material respects performed all the obligations required to be performed by them to date and are not in default in any material respect under any such lease or agreement. None of the rights of BMT in such property under any such lease or agreement is subject to termination as the result of the transactions contemplated by this Agreement.

                  (c) All structures and other improvements located on such real property and other tangible personal property material to the conduct of the business of BMT are in good operation condition and repair, subject to ordinary wear and tear. BMT is not in violation of any applicable zoning regulation, ordinance or other similar laws, order, regulation or requirement relating to its operations or properties which, if enforced, would have a Material Adverse Effect on BMT.

                  4.13 Litigation. Except where (individually or in the aggregate) such would not have a Material Adverse Effect upon BMT or Bivona:

                  (a) There is no claim, action, suit, proceeding, arbitration, or to the knowledge of BMT or Bivona any investigation or inquiry, before any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator, now pending or, to the knowledge of BMT or Bivona, threatened against BMT or Bivona or the assets, properties or business of BMT or Bivona or that questions the validity of this Agreement.

                  (b) There is not in existence any order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator enjoining or prohibiting BMT or Bivona from taking, or requiring BMT or Bivona to take, any action of any kind to which BMT or Bivona is a party or which specifically names BMT or Bivona.

                  (c) Neither BMT nor Bivona is in default in any respect under any order, writ, injunction or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator outstanding against any of them where such default would have a Material Adverse Effect on BMT or Bivona.

                  4.14 No Misrepresentation. No representation or warranty by BMT in this Agreement, nor any statement, certificate, document or schedule furnished by or on behalf of BMT pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The information provided by BMT, Bivona or the officers or directors of BMT or Bivona for inclusion in the Registration Statement does not contain any untrue statement of material fact or omit to state any material fact required in order to make the statements with regard to BMT, Bivona or the officers and directors of BMT or Bivona in the Registration Statement, in light of the circumstances under which they are made, not misleading.

                  4.15 Compliance with Laws. Except where non-compliance would not have a Material Adverse Effect upon BMT or Bivona, each of BMT and Bivona is in compliance in all material respects with all Legal Requirements applicable to any of its properties or assets and/or the ownership, operation and use thereof, and neither BMT or Bivona has received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of its properties or assets or to the operation of its business, the existence or enforcement of which would have a material adverse effect on BMT or Bivona's ability to operate them on the same basis as currently conducted and operated or which would require the payment of material refunds, fines, penalties or restitution in respect of matters occurring prior to the Effective Time of the Merger.

                  4.16 Environmental Compliance. Except as set forth in Section
4.16 of the Bivona Disclosure Schedule, to the best knowledge of BMT:

                  (a) Neither BMT nor Bivona, or any executive officer thereof, has received any notice or other communication concerning (i) any violation or alleged or probable violation of any Environmental Requirements, whether or not corrected to the satisfaction of the appropriate authority, or (ii) any alleged liability for Environmental Damages in connection with any real property owned or leased by Bivona or BMT, or material transported to, from or across any real property. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or threatened relating to the ownership, use, maintenance or operation of any real property owned or leased by Bivona or BMT by any person or governmental authority, or relating to any alleged violation of any applicable Environmental Requirements or the suspected presence of any Hazardous Materials thereon, and no reasonable basis exists for the institution or filing of any such lawsuit, claim, proceeding, citation, directive, summons or investigation.

                  (b) No Hazardous Materials are produced, used or incorporated in any construction, deposited, stored, located or otherwise present at, on, under, in or about any real property owned or leased by BMT or Bivona.

                  (c) No underground improvement, including without limitation, treatment or storage tank, is located on any real property owned or leased by Bivona or BMT.

                  (d) All real property owned or leased by BMT and Bivona and all current and past activities thereon, including without limitation the use, maintenance and operation of such real property and all activities and conduct of business related thereto, currently comply and at all times in the past have complied with all Environmental Requirements.

                  (e) BMT and Bivona (i) have all permits and licenses required to be issued to them by any Governmental Entity with respect to all activities conducted on all real property owned or leased by the Company and (ii) are in full compliance in all material respects with the terms and conditions of such permits and licenses.

                  4.17 Material Contracts. To the extent not otherwise listed in the Bivona Disclosure Schedule, Section 4.17 of the Bivona Disclosure Schedule lists, and BMT has provided UroQuest with true and correct copies of, all of the following to which BMT or Bivona are parties: (i) stock plans or agreements;
(ii) partnership or joint venture agreements; (iii) distributor agreements; (iv) employment agreements (v) noncompetition agreements; or (vi) other contracts providing for payments in the aggregate in excess of $50,000 or which have a duration greater than one year. Neither BMT nor Bivona is in breach of or in default under any of the contracts, obligations or commitments to which it is a party, including, but not limited to, those set forth in Section 4.17 of the Bivona Disclosure Schedule, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach or default by BMT and Bivona, except as would not have a Material Adverse Effect on BMT and Bivona.

                                    ARTICLE V

                                COVENANTS OF BMT

         BMT covenants and agrees with UroQuest and Sub that, at all times prior to the Effective Time of the Merger or the termination of this Agreement, BMT at its expense will comply, and cause Bivona to comply, with all covenants and provisions of this Article V, except to the extent UroQuest and Sub may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

                  5.01 Approvals. BMT shall (i) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities and of third parties, required of BMT to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities as UroQuest or such authorities may reasonably request, and (iii) cooperate with UroQuest in obtaining, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities required of UroQuest to consummate the transactions contemplated hereby.

                  5.02 Investigation by UroQuest. BMT shall provide UroQuest, its counsel, accountants, actuaries and other representatives with reasonable access during normal business hours, to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of BMT and Bivona, and will furnish UroQuest and such other persons during such period with all such other information and data concerning the business, operations and affairs of BMT and Bivona or the transactions contemplated hereby as UroQuest or any of such other persons reasonably may request.

                  5.03 Acquisition Proposals.

                  (a) From the date hereof until the earlier of the termination of this Agreement or the Effective Time of the Merger, neither BMT nor Bivona nor any of their controlling shareholders, officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by BMT) shall initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, share exchange, tender offer, consolidation, reorganization, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest in, BMT or Bivona (an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or to consummate or commit to consummate any Acquisition Proposal. BMT and Bivona will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. BMT and Bivona will notify UroQuest orally (within one
(1) business day) and in writing (as promptly as practicable) if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with BMT.

                  5.04 Conduct of Business. BMT agrees that during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or to the extent that UroQuest may otherwise consent in writing, each of BMT and Bivona will conduct its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing:

                  (a) BMT shall use all reasonable efforts to (i) preserve intact BMT and Bivona's present business organization, reputation and customer and franchisee relations, (ii) keep available the services of BMT and Bivona's present officers, employees, agents, consultants and other similar representatives, (iii) maintain all material licenses, qualifications and authorizations of each of BMT and Bivona to do business in each jurisdiction in which it is so licensed, qualified or authorized, (iv) maintain all material assets and properties of BMT and Bivona in good working order and condition, ordinary wear and tear excepted and (v) continue all current marketing and selling activities relating to the business, operations or affairs of BMT and Bivona.

                  (b) BMT shall cause the books and records of BMT and Bivona to be maintained in the usual manner and consistent with past practice and custom and will not adopt a material change in any operational, financial reporting or accounting practice or policy of BMT or Bivona or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency or other reserve for financial reporting purposes or for other accounting purposes.

                  (c) BMT and Bivona shall (i) prepare properly and file duly, validly and timely all reports and all tax returns required to be filed with any governmental or regulatory authorities with respect to the business, operations or affairs of such corporation, and (ii) pay duly and fully all taxes indicated by such tax returns or otherwise levied or assessed upon such corporation or any of its assets and properties, and withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all taxes that such corporation is required to so withhold or collect and pay, unless such taxes are being or will be contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the books and records of such corporation and in accordance with generally accepted accounting principles consistently applied.

                  (d) BMT shall use all reasonable efforts to maintain in full force and effect until the Effective Time of the Merger substantially the same levels of coverage as the insurance afforded for BMT and Bivona under the contracts in force as of the date of this Agreement.

                  (e) BMT and Bivona shall comply, in all material respects, with all Legal Requirements applicable to their business, operations or affairs, except where the failure to comply would not have a Material Adverse Effect on BMT or Bivona.

                  (f) Except in the ordinary course of business consistent with past practice, neither BMT nor Bivona shall (i) enter into or execute any contract, agreement, lease, indenture, note or other commitment; (ii) hire, terminate, promote, transfer, change the salary or other form of compensation of, grant any leave of absence to, or change any policies or employment arrangements or agreements BMT or Bivona may have with respect to, the officers, directors or employees of BMT or Bivona whose compensation in the last preceding year (12 months) exceeded $50,000, or increase the annual level of compensation of any other officer, director or employee of BMT or Bivona; (iii) make or permit or agree to make or permit any material amendment or termination of any material contract, mortgage, lease, license, agreement or other instrument to which it is a party or by which any of its properties or assets are bound; or
(iv) waive or relinquish any of its material rights, claims or authority, or give any material consents to action or inaction, under any of the agreements, arrangements, commitments, leases or other bases of its rights or obligations.

                  (g) BMT agrees that during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or to the extent that UroQuest may otherwise consent in writing, BMT and Bivona will not engage in any activity or suffer any event, which would or reasonably would be expected to result in any of the representations and warranties in Article IV being or becoming untrue in any material respect, or has or reasonably would be expected to have a material adverse effect on the ability of BMT to consummate the transactions contemplated by this Agreement or a Material Adverse Effect on BMT.

                  5.05 No Charter Amendments. Neither BMT nor Bivona shall amend or propose to amend its Articles of Incorporation or By-laws or take any action with respect to any such amendment.

                  5.06 No Issuance or Disposition of Securities. Neither BMT nor Bivona shall (i) authorize or issue any shares of such corporation's capital stock or other equity securities or enter into any contract granting any option, warrant or right calling for the authorization or issuance of any such shares or other equity securities, (ii) create or issue any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, (iii) create or issue any options, warrants or rights to purchase any such convertible securities, (iv) pledge, assign, transfer or otherwise dispose of or encumber any shares of, or any options, warrants or rights to purchase any shares of, any equity securities of BMT or Bivona, or (v) split, combine or reclassify any equity securities of BMT or Bivona.

                  5.07 No Dividends. Neither BMT nor Bivona shall declare, set aside or pay any dividend or other distribution in respect of its capital stock or other equity securities, or directly or indirectly redeem, purchase or otherwise acquire any shares of BMT or Bivona capital stock or other equity securities, or any interest in or right to acquire any such shares or other equity securities.

                  5.08 No Disposal of Property. Except as expressly provided in this Agreement, neither BMT nor Bivona shall (i) dispose of or assign any of its assets or properties or permit any of its assets and properties to be subjected to any liens, except to the extent any such disposition or any such lien is made or incurred in the ordinary course of the business consistent with past practice, or (ii) sell any material part of its operations or business to any third party.

                  5.09 No Acquisitions. Neither BMT nor Bivona shall (i) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other person, (ii) acquire all or substantially all, or a material portion of all, the assets, capital stock or other equity securities of any other person, or any business division of any other person or (iii) otherwise acquire control or ownership of any other person.

                  5.10 No Breach or Default. Neither BMT nor Bivona shall violate, breach or default, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach or default under, any term or provision of any contract to which BMT or Bivona is a party or by which any of their assets are or may be bound and as to which such violation, breach or default, individually or in the aggregate, has or reasonably would be expected to have a material adverse effect on the validity or enforceability against BMT of this Agreement or a Material Adverse Effect on BMT.

                  5.11 No Indebtedness. Except in the ordinary course of business consistent with past practice and pursuant to the existing bank revolving credit agreement, neither BMT nor Bivona shall create, incur, assume, guarantee or otherwise become liable for any debt, obligation or other liability for money borrowed.

                  5.12 Payment of Liabilities. Neither BMT nor Bivona shall delay or postpone beyond normal past practice and custom the payment of any material account payable or other debt, obligation or other liability.

                  5.13 Employee Matters.

                  (a) Continued Administration. Between the date of this Agreement and the Effective Time of the Merger, BMT agrees to employ and cause Bivona to employ all reasonable efforts to administer each and every Bivona Pension Benefit Plan and Bivona Welfare Benefit Plan described in Section 4.07 in accordance with the provisions of the Code and ERISA in all material respects, or cause them to be so administered.

                  (b) No Changes to Plans; Funding. Except in connection with the transfer of the administration of Bivona's 401(k) Plan from NBD Bank to First Chicago NBD to be effected July 1, 1996, between the date of this Agreement and the Effective Time of the Merger, BMT agrees not to amend or terminate, or allow Bivona to amend or terminate, partially or completely, any Bivona Pension Benefit Plan or Bivona Welfare Benefit Plan employee benefit plan described in Section 4.07 without the prior written consent of UroQuest.

                  (c) Claims or Litigation. BMT agrees to notify UroQuest in writing of receipt of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Governmental Entity, involving any Bivona Pension Benefit Plan or Bivona Welfare Benefit Plan described in
Section 4.07, or of any action or claim by any person under any Bivona Pension Benefit Plan or Bivona Welfare Benefit Plan described in Section 4.07 other than ordinary and usual claims for benefits by participants or beneficiaries or actions seeking qualified domestic relations orders, and promptly furnish to UroQuest a copy of any such written notice.

                  (d) Other Employee Benefit Plans or Arrangements. BMT agrees that after the Effective Time of the Merger any Bivona Welfare Benefit Plan, Bivona Pension Benefit Plan or any other employee benefit plan described in
Section 4.07 may be amended, terminated or continued for the benefit of its employees on or after the Effective Time of the Merger at the sole discretion of the Surviving Corporation so long as the plan as amended, terminated or continued complies with ERISA, the Code and other applicable law. No employee of BMT or Bivona shall be entitled to benefits under any such employee benefit plan from and after the Effective Time of the Merger except to the extent that either
(i) such benefits are expressly provided under the terms of said plan such as the continuation of benefits or payment of earned but unpaid benefits in the event of termination of coverage or (ii) UroQuest and/or BMT elects to continue sponsorship from and after the Effective Time of the Merger of a particular plan.

                  (e) Employee Benefit Plans. Prior to the Closing, BMT shall cause each of the Bivona Pension Benefit Plan or Bivona Welfare Benefit Plan listed on Schedule 4.07 that UroQuest and BMT have mutually agreed to be terminated, to be terminated (i) in a manner such that BMT has no further obligation with respect thereto, (ii) at no cost to BMT except for benefits earned but unpaid prior to the termination and (iii) without any payments made thereunder subject to the golden parachute provisions of Section 280G or Section 4999 of the Code. On or after the Closing, BMT shall take any and all actions needed to transfer sponsorship of any Bivona Pension Benefit Plan or Bivona

Welfare Benefit Plan that UroQuest elects in its sole discretion to adopt.

                  5.14 Stockholders' Meeting. To the extent not held prior to the date of this Agreement, BMT shall duly call a meeting of all of the holders of capital stock of BMT entitled to vote on the Merger Agreement and the Merger to be held as soon as practicable for the purpose of voting upon and approving this Agreement and the Merger and the transactions contemplated thereby, or, BMT will seek a written consent in lieu of such meeting.

                  5.15 Notice and Cure. BMT shall notify UroQuest promptly in writing of, and contemporaneously will provide UroQuest with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure before the Effective Time of the Merger, any event, transaction or circumstance that results in or will result in any covenant or agreement of BMT under this Agreement to be breached in any material respect, or that renders or will render untrue in any material respect any representation or warranty of BMT contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. BMT will use all reasonable efforts to cure, at the earliest practicable date and prior to the Effective Time of the Merger, any violation or breach of any representation, warranty, covenant or agreement made by BMT in this Agreement, whether occurring or arising before or after the date of this Agreement.

                  5.16 Furnish Information for UroQuest Statements. BMT shall furnish UroQuest all the information concerning BMT and Bivona required for inclusion in the Registration Statement, and in applications required under the Blue Sky laws of various states respecting the shares of UroQuest Common Stock to be issued in the Initial Public Offering, or in any statement or application made by UroQuest to any Governmental Entity in connection with the transactions contemplated in this Agreement. BMT will promptly notify UroQuest in writing upon the occurrence of any material event which warrants the preparation and filing of any amendment of or supplement to any such registration statement, application or statement.

                                   ARTICLE VI

                          COVENANTS OF UROQUEST AND SUB

         UroQuest and Sub covenant and agree with BMT that, at all times prior to the Effective Time of the Merger, UroQuest and Sub at their expense will comply with all covenants and provisions of this Article VI, except to the extent BMT may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

                  6.01 Approvals. UroQuest shall (i) take all reasonable steps and use all reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities and of third parties, required of UroQuest to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities as BMT or such authorities may reasonably request, and (iii) cooperate with BMT in obtaining, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of BMT to consummate the transactions contemplated hereby.

                  6.02 Conduct of Business. UroQuest agrees that during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or to the extent that BMT may otherwise consent in writing, UroQuest will not engage in any activity or suffer any event, which would or reasonably would be expected to result in any of the representations and warranties in Article IV being or becoming untrue in any material respect, or has or reasonably would be expected to have a material adverse effect on the ability of UroQuest to consummate the transactions contemplated by this Agreement or a Material Adverse Effect on UroQuest or Sub.

                  6.03 Investigation by BMT. UroQuest shall provide BMT, its counsel, accountants, actuaries and other representatives with reasonable access upon prior notice and during normal business hours to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of UroQuest, and will furnish BMT and such other persons during such period with all such other information and data concerning the business, operations and affairs of UroQuest or the transactions contemplated hereby as BMT or any of such other persons reasonably may request.

                  6.04 Registration. UroQuest shall prepare and file with the Commission the Registration Statement as promptly as practicable, provided that it shall have received from BMT all information with respect to BMT and Bivona required to be included therein, and will use its reasonable efforts to cause such Registration Statement to be declared effective under the 1933 Act. UroQuest will notify BMT promptly of the receipt of any comments from the Commission or its staff and of any requests by the Commission or its staff for amendments or supplements to the Registration Statement or for additional information, and will supply BMT with copies of all correspondence with the Commission or its staff with respect to the Registration Statement. Nothing set forth in this Section 6.04 shall require UroQuest or Sub to enter into an underwriting agreement or allow to go effective a Registration Statement on terms and conditions unsatisfactory to UroQuest and Sub.

                  6.05 Nasdaq Quotation. UroQuest shall use its reasonable efforts to cause the shares of UroQuest Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing.

                  6.06 Notice and Cure. UroQuest shall notify BMT promptly in writing of, and contemporaneously will provide BMT with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure prior to the Effective Time of the Merger, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of UroQuest under this Agreement to be breached, or that renders or will render untrue any representation or warranty of UroQuest contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.

UroQuest also will use all reasonable efforts to cure, at the earliest practicable date and before the Effective Time of the Merger, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

                  6.07 Reincorporation in Delaware. Prior to the consummation of the Initial Public Offering, UroQuest shall reincorporate in Delaware under the name UroQuest Medical Corporation.

                  6.08 No Issuance or Disposition of Securities. From the date hereof until the earlier of the termination of this Agreement or the Effective Time of the Merger, UroQuest shall not (i) authorize or issue any shares of such corporation's capital stock or other equity securities or enter into any contract granting any option, warrant or right calling for the authorization or issuance of any such shares or other equity securities, (ii) create or issue any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, (iii) create or issue any options, warrants or rights to purchase any such convertible securities, (iv) pledge, assign, transfer or otherwise dispose of or encumber any shares of, or any options, warrants or rights to purchase any shares of, any equity securities of UroQuest, or (v) split, combine or reclassify any equity securities of UroQuest. Notwithstanding the foregoing, UroQuest may: (i) reincorporate in Delaware as provided in Section 6.07; (ii) effectuate a 1-for-3.5 reverse stock split in connection with such reincorporation; and (iii) authorize the issuance of shares as are necessary or desirable in connection with the Initial Public Offering and the transactions contemplated under this Agreement.

                  6.09 No Dividends. From the date hereof until the earlier of the termination of this Agreement or the Effective Time of the Merger, UroQuest shall not declare, set aside or pay any dividend or other distribution in respect of its capital stock or other equity securities, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, or any interest in or right to acquire any such shares or other equity securities.

                  6.10 No Disposal of Property; No Acquisitions. From the date hereof until the earlier of the termination of this Agreement or the Effective Time of the Merger, except as expressly provided in this Agreement, UroQuest shall not (i) dispose of or sell any material part of its operations or business to any third party, or (ii) (a) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other person, (b) acquire all or substantially all, or a material portion of all, the assets, capital stock or other equity securities of any other person, or any business division of any other person or (c) otherwise acquire control or ownership of any other person.

                  6.11 Activities of Sub. From the date hereof until the earlier of the termination of this Agreement or the Effective Time of Merger, Sub shall not engage in any activities of any nature except as provided in or contemplated under this Agreement.

                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                            OF UROQUEST, SUB AND BMT

         Notwithstanding any other provision of this Agreement, the obligation of each of UroQuest, Sub and BMT to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Effective Time of the Merger, of each of the following conditions precedent, any one of which may be waived by such entity:

                  7.01 Stockholder Approvals. The Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of a majority of the votes cast in person or by proxy by the holders of BMT Common Stock and the holder of the Sub Common Stock.

                  7.02 Consents and Approvals. Other than the filings provided in Section 2.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental

Entity shall have been filed, occurred or been obtained, except in each case where the failure of which to obtain would not have a Material Adverse Effect on UroQuest, Sub or BMT.

                  7.03 Consummation of Offering. The Initial Public Offering shall have been consummated.

                  7.04 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by any domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

                  7.05 Stockholder Representation Letters. UroQuest shall have received from each of the stockholders of BMT a letter in the form attached hereto as Exhibit B (the "BMT Stockholder Letters"), containing representations that such stockholder will acquire the shares of UroQuest Common Stock to be issued to such stockholder in the Merger without a view to distribution thereof in violation of the registration provisions of the Securities Act or any applicable state securities laws and such other representations (including, if necessary, representations from such stockholder's stockholder representative) as UroQuest deems reasonably necessary to establish that the shares of UroQuest Common Stock to be issued in the Merger will be issued have been issued in a transaction that is exempt from registration under Regulation D under the Securities Act or otherwise under Section 4(2) of the Securities Act and exempt from registration under applicable state securities laws.

                  7.06 Tax Opinion. The parties shall have received tax opinions (the "Tax Opinions") from Holland & Hart LLP and Baker & Daniels that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF BMT

         Notwithstanding any other provision of this Agreement, the obligation of BMT to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Effective Time of the Merger, of each of the following conditions precedent, any of which may be waived by BMT:

                  8.01 Accuracy of Representations and Warranties. The representations and warranties of UroQuest and Sub set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Subsequent Closing with the same effect as though such representations and warranties had been made at and as of the Subsequent Closing except for such changes with respect thereto (i) which are contemplated by this Agreement or the passage of time, or (ii) are attributable to the Merger contemplated by this Agreement.

                  8.02 Performance of Covenants, Agreements and Conditions. UroQuest and Sub shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Subsequent Closing.

                  8.03 Officers' Certificate, Etc. BMT shall have received a certificate (the "UroQuest Certificate"), dated the date of the Subsequent Closing and signed by the President and the Chief Financial Officer of UroQuest and Sub, to the effect set forth in Sections 8.01 and 8.02.

                  8.04 Opinion of UroQuest Counsel. BMT shall have received an opinion or opinions (the "UroQuest Opinion"), dated the date of the Subsequent Closing, of Holland & Hart, LLP, counsel for UroQuest and Sub, in form and substance satisfactory to BMT, to the effect that:

                  (a) Sub is, and following reincorporation in Delaware UroQuest shall be, corporations duly organized, validly existing and in good standing under Delaware Law and each has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted;

                  (b) UroQuest and Sub have the requisite corporate power and authority to enter into and perform its obligations under this Agreement; the execution and delivery of this Agreement by UroQuest and the consummation by UroQuest of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of UroQuest and Sub; and this Agreement has been duly executed and delivered by UroQuest and Sub and constitutes the legal, valid and binding obligation of UroQuest and Sub, enforceable against UroQuest and Sub in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  (c) Neither the execution and delivery of this Agreement by UroQuest and Sub, nor the consummation of the transactions contemplated hereby to be performed by UroQuest, will (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or By-laws, as currently in effect, of UroQuest or Sub or (ii) violate or conflict with any provision of any applicable law, rule or regulation, or of any order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision known to us of any Governmental Entity specifically naming UroQuest or Sub;

                  (d) No consent, approval, order, certificate or authorization of, or registration, declaring or filing with, any Governmental Entity is required by or with respect to UroQuest or Sub in connection with the execution and delivery of this Agreement by UroQuest or the consummation by UroQuest or Sub of the transactions contemplated hereby, other than the filing of Certificates of Merger with the Delaware Secretary of State and the Indiana Secretary of State or in connection or compliance with applicable state and federal securities laws; and

                  (e) The authorized capital stock of UroQuest after reincorporation into Delaware consists of 31,000,000 shares of UroQuest Common Stock and 5,000,000 shares of Preferred Stock; there are no options to purchase any shares of capital stock of UroQuest outstanding other than as set forth in
Section 3.04 of the UroQuest Disclosure Schedule; and all shares of capital stock of UroQuest to be issued in the Merger shall be duly authorized, validly issued, fully paid and nonassessable, and are not subject to or issued in violation of, any preemptive rights.

         Holland & Hart LLP's opinion shall be limited in application to the laws of the State of Utah, Delaware Law and the law of the United States. Holland & Hart LLP may rely on an opinion of Florida counsel that all steps required under Florida law to effectuate the reincorporation in Delaware have been satisfied, that the execution and delivery of this Agreement is duly authorized in accordance with Florida law, and such other matters are as governed by Florida law.

                                   ARTICLE IX

             CONDITIONS PRECEDENT TO OBLIGATIONS OF UROQUEST AND SUB

         Notwithstanding any other provision of this Agreement, the obligations of UroQuest and Sub to consummate the transactions contemplated hereunder shall be subject to the fulfillment, prior to or at the Effective Time of the Merger, of each of the following conditions precedent, any one of which may be waived by UroQuest and Sub.

                  9.01 Accuracy of Representations and Warranties. The representations and warranties set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Subsequent Closing with the same effect as though such representations and warranties have been made at and as of the Subsequent Closing except for such changes with respect thereto (i) which are contemplated by this Agreement or the passage of time, or (ii) are attributable to the Merger contemplated by this Agreement.

                  9.02 Performance of Covenants, Agreements and Conditions. BMT shall have duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it, at or prior to the Subsequent Closing.

                  9.03 Officers' Certificates, Etc. UroQuest and Sub shall have received a certificate (the "BMT Certificate") dated the date of the Subsequent Closing and signed by the President and Chief Financial Officer of BMT, to the effect set forth in Sections 9.01 and 9.02.

                  9.04 Opinion of Counsel for BMT. UroQuest shall have received an opinion (the "BMT Opinion"), dated the date of the Subsequent Closing, of Baker & Daniels, counsel for BMT, in form and substance satisfactory to UroQuest, to the effect that:

                  (a) Each of BMT and Bivona is a corporation duly organized and validly existing under the laws of the state of Indiana and each of BMT and Bivona has all requisite corporate power and authority to own, operate and lease its respective properties and assets and to carry on its respective businesses as now being conducted;

                  (b) BMT has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; the execution and delivery of this Agreement by BMT and the consummation by BMT of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BMT; this Agreement has been duly executed and delivered by BMT and constitutes the legal, valid and binding obligation of BMT, enforceable against BMT in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  (c) Neither the execution and delivery of this Agreement by BMT nor the consummation of the transactions contemplated hereby to be performed by BMT, will (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or By-laws, as currently in effect, of BMT or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision known to us of any Governmental Entity specifically naming BMT;

                  (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to BMT or any of its subsidiaries in connection with the execution and delivery of this Agreement by BMT or the consummation by BMT of the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Indiana Secretary of State or in connection or compliance with applicable state and Federal securities laws;

                  (e) The authorized capital stock of BMT consists of 1,000,000 shares of BMT Common Stock and all outstanding shares of capital stock of BMT are duly authorized, validly issued, fully paid and nonassessable, and are not subject to or issued in violation of, any preemptive rights; there are no options to purchase any shares of capital stock of BMT outstanding other than as set forth in Section 4.04 of the BMT Disclosure Schedule; and

                  9.05 Employment Agreements. Tom Brandt shall have entered into an Employment Agreement with UroQuest and John M. Sandie, Harry M. Kaufman, Stuart J. Marcadis and Joe H. Flake shall have entered into Employment Agreements to be effective at the time of the Final Closing with Bivona, which employment agreements shall include, among other things, non-competition and confidentiality agreements and other terms and conditions satisfactory to the parties. Such Employment Agreements are referred to herein as the "Employment Agreements."

                  9.06 Stock Escrow. Tom Brandt shall have delivered an Indemnification and Stock Pledge Agreement (the "Stock Pledge Agreement") which shall include, among other things

(a) Brandt's indemnification of UroQuest from and against any liabilities arising out of or related to any of the representations and warranties of BMT contained in this Agreement as being untrue, inaccurate or incomplete in any material respect and (b) a pledge of part of Brandt's UroQuest Common Stock to be received in this transaction for a period of two years. The Stock Pledge Agreement shall be in form and substance satisfactory to the parties and shall provide, among other things, for (i) a pledge of fifty percent of Brandt's stock for the first year and a pledge of thirty percent of Brandt's stock during the second year and (ii) a "basket" covering the initial $500,000 of claims for which Brandt shall not be liable.

                                    ARTICLE X

                       TERMINATION, AMENDMENTS AND WAIVER

                  10.01 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger (or such other time as designated), whether before or after approval by the stockholders of BMT and
Sub:

                  (a) at any time prior to the Subsequent Closing, by mutual consent of the Board of Directors of BMT and the Board of Directors of UroQuest and the Board of Directors of Sub;

                  (b) by either the Board of Directors of BMT, the Board of Directors of UroQuest or the Board of Directors of Sub if the Merger shall not have been consummated on or before October 31, 1996 (provided that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                  (c) by the Board of Directors of BMT or the Board of Directors of UroQuest or the Board of Directors of Sub if there shall have been entered or rendered against any of BMT, UroQuest or Sub or any of their respective directors or officers in any action or proceeding referred to in Section 7.05, an injunction or a judgment having one of the effects specified in such Section;

                  (d) by UroQuest, if, at the meeting of the holders of BMT Common Stock (including any adjournment or postponement), the requisite vote of the holders of BMT Common Stock in favor of the Merger Agreement and the Merger shall not have been obtained;

                  (e) by BMT, if the requisite vote of the holders of Sub Common Stock in favor of the Merger Agreement and the Merger shall not have been obtained; or

                  (f) at any time prior to the Subsequent Closing, by BMT, UroQuest or Sub, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Sections 8.01 or
8.02 (in the case of termination by BMT) or Sections 9.01 or 9.02 (in the case of termination by UroQuest or Sub) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party written notice of such breach from the other party.

                  10.02 Effect of Termination. If BMT, UroQuest or Sub terminates this Agreement as provided in the foregoing Section, this Agreement will forthwith become void, and there will be no liability or obligation on the part of BMT, UroQuest or Sub or their officers or directors except as set forth in Section 12.02 (relating to expenses), 3.13 and 4.07 (relating to brokers or finders), and 11.01 (relating to confidentiality), and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or agreements in this Agreement.

                  10.03 Amendment. This Agreement may be amended by the parties hereto, by action taken (in the case of UroQuest, Sub or BMT) by their respective Boards of Directors at any time before or after approval hereof by the stockholders of BMT and Sub, but after any such approval by stockholders, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  10.04 Waiver. Any term or provision of this Agreement may be waived in writing at any time by BMT, if it is entitled to the benefits thereof, or by UroQuest, if it is entitled to the benefits thereof.

                                   ARTICLE XI

                          OTHER AGREEMENTS; NONSURVIVAL
                        OF REPRESENTATIONS AND WARRANTIES

                  11.01 Confidentiality. Except as may be required to comply with applicable law and regulations or to obtain required regulatory approvals to consummate this transaction (including the filing of the Registration Statement), whether state, federal or foreign, the parties hereto will each use its best efforts to keep confidential any and all information relating to this transaction and to one another and will instruct its officers, employees and other representatives having access to such information of such obligation or confidentiality. In the event the transactions contemplated herein are not consummated, each of the parties hereto shall return all documents, including any copies thereof, to the party which provided the same.

                  11.02 Public Announcements. Any press release relating to this Agreement shall be a joint press release and thereafter, so long as this Agreement is in effect BMT and UroQuest agree that they will consult with each other and give each other the opportunity to review and comment upon any press release or any other written communication regarding the transactions contemplated by this Agreement (including any written communication to employees) and that they will use their best efforts to consult with one another before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby.

                  11.03  Indemnification; Directors' and Officers' Insurance.

                  (a) UroQuest shall cause the Surviving Corporation, subject to the terms set forth herein, to indemnify and hold harmless each present and former director, officer, employee and agent of BMT and Bivona (the "Indemnified Parties") and to advance costs and expenses (including reasonable attorneys'
fees) as incurred, in each case to the fullest extent permitted under applicable law (provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement for a period of five years after the Effective Time of the Merger; provided that, in the event any claim or claims are asserted or made within such five-year period, all rights to such indemnification and advancement of expenses in respect of the defense of any such claim or claims shall continue until final disposition of any and all such claims. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Parties for any advancement of legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall advance all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to advance expenses for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (ii) the Indemnified Parties will cooperate in the defense of any such matter. Notwithstanding any provision set forth above, the Indemnified Parties shall not be entitled to any indemnification rights which are greater than those enjoyed by such persons immediately prior to the Merger pursuant to the Articles of Incorporation and Bylaws of BMT and Bivona.

                  (b) The provisions of this Section 11.03 shall survive the consummation of the Merger and shall be binding on all successors and assigns of the Surviving Corporation. All of the Indemnified Parties (and their estates, heirs and personal representatives) shall be entitled to enforce this Section
11.03 against the Surviving Corporation and its successors and assigns.

                  11.04 Additional Agreements. Subject to this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement will take all such necessary action.

                  11.05 Available Remedies. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing pursuant to Section 2.01.

                  11.06 Election of Director. Effective at the Effective Time of the Merger, Tom Brandt shall be elected to the Board of Directors of UroQuest and shall be recommended by the Board of Directors of UroQuest to its shareholders to continue as a director for a period of 5 years, provided his employment with UroQuest does not terminate.

                  11.07 Nonsurvival of Representations and Warranties. The representations and warranties of the parties hereby contained in Articles III and IV shall expire at the Closing and be of no further force or effect.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.01 Expenses. Except as otherwise provided herein, each of BMT and UroQuest will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, irrespective of when incurred and regardless of whether the Merger is consummated.

                  12.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by telex, facsimile transaction, a nationally recognized overnight delivery service or registered or certified mail (return receipt requested), postage prepaid, to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

                  If to BMT:

                           BMT, Inc.
                           5700 West 23rd Avenue
                           Gary, IN  46406
                           Attn:  President

                  With a copy to:

                           Baker & Daniels
                           300 North Meridian Street
                           Suite 2700
                           Indianapolis, IN 46204
                           Attn:  Jeffrey M. Stautz, Esq.

                  If to UroQuest:

                           UroQuest Medical Corporation
                           265 East 100 South
                           Suite 220
                           Salt Lake City, UT 84111-1616
                           Attn: President

                  With a copy to:

                           Holland & Hart LLP
                           215 South State Street
                           Suite 500
                           Salt Lake City, UT 84111
                           Attn:  David R. Rudd, Esq.

                  If to Sub:

                           c/o UroQuest Medical Corporation
                           265 East 100 South
                           Suite 220
                           Salt Lake City, UT 84111-1616
                           Attn: President

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

                  12.03 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.

                  12.04 Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Except for (i) Indemnified Parties to the extent provided in Section 11.03 and (ii) affiliates of UroQuest to the extent provided in Sections 11.04(b), (c) and (d), nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors or assigns and for the benefit of no other person.

                  12.05 Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party to this Agreement without the prior written consent of the other parties.

                  12.06 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made and to be performed within that State.

                  12.07 Article and Section Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  12.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

                  IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

                                    UROQUEST CORPORATION


                                    By: /s/ Eric Hale
                                       ---------------------------------
                                       Eric Hale, President

                                    BMT ACQUISITION CO.


                                    By: /s/ Eric Hale
                                       ---------------------------------
                                       Eric Hale, President

                                    BMT, INC.


                                    By: /s/ Tom Brandt
                                       ---------------------------------
                                       Tom Brandt, President

                                     ANNEX A

                               AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER (the "Merger Agreement") is made as of June, 1996, by and among BMT, Inc., an Indiana corporation ("BMT"), and BMT Acquisition Co., a Delaware corporation ("Acquisition").

                                    Recitals

         The parties hereto and UroQuest Corporation, a Florida corporation ("UroQuest"), have entered into an Agreement and Plan of Merger dated as of June ____, 1996 (the "Agreement") containing various representations, warranties, covenants, and conditions relating to, among other things, the merger of BMT with and into Acquisition (the "Merger"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

                                    Agreement

         In consideration of the foregoing and mutual covenants and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I

         1.01 Constituent Corporations and Surviving Corporation. Acquisition and BMT shall be the constituent corporations to the Merger (the "Constituent Corporations"). At the Effective Time of the Merger (as hereinafter defined), BMT shall be merged with and into Acquisition, which shall be the surviving corporation of the Merger (the "Surviving Corporation"). The identity, existence, rights, privileges and powers of Acquisition shall continue unaffected and unimpaired by the Merger. At the Effective Time of the Merger, the identity and separate existence of BMT shall cease and all of the rights, privileges, powers, franchises, properties and assets of BMT shall be vested in Acquisition in accordance with the provisions of the Indiana Business Corporation Law and Delaware General Corporation Law. The name of the Surviving Corporation shall continue to be BMT Acquisition Co.

         1.02 Effective Time. The date and time when the Merger becomes effective are herein referred to as the "Effective Time of the Merger." The Effective Time of the Merger shall be immediately upon the filing, in accordance with the provisions of Indiana Law and Delaware Law, of an appropriate Certificate of Merger with the offices of the Secretaries of State of Indiana and Delaware.

                                   ARTICLE II

         2.01 Certificate of Incorporation. The Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time of the Merger, shall thereafter continue in full force and effect as of the Certificate of Incorporation of the Surviving Corporation.

         2.02 Bylaws. The Bylaws of Acquisition, as in effect immediately prior to the Effective Time of the Merger, shall be the Bylaws of the Surviving Corporation, until amended or repealed.

         2.03 Officers and Directors. The officers of Acquisition at the Effective Time of the Merger shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of Acquisition at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that at the Effective Time of the Merger, Acquisition shall elect Tom Brandt to its Board of Directors.

                                   ARTICLE III

         3.01 Merger Consideration and Conversion of Shares.

         (a) At the Effective Time of the Merger, each share of BMT Common Stock, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into and become the right to receive, without interest, the following:

             (i) cash in the amount equal to the Cash Consideration divided by the number of shares of BMT Common Stock issued and outstanding as of the Effective Time of the Merger; and

             (ii) the number of shares of UroQuest Common Stock which, when multiplied by the initial public offering price per share for UroQuest Common Stock, equals the Share Consideration divided by the number of shares of BMT Common Stock issued and outstanding as of the Effective Time of the Merger.

         (b) Notwithstanding anything herein to the contrary, no certificate or scrip evidencing fractional shares of UroQuest Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of UroQuest. In lieu of any such fractional shares, each holder of BMT Common Stock shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the initial public offering price per share of UroQuest Common Stock by (ii) the fractional interest of UroQuest Common Stock to which such holder would otherwise be entitled (after taking into account all shares of BMT Common Stock held of record by such holder at the Effective Time of the Merger).

         3.02 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of BMT Common Stock outstanding immediately prior to the Effective Time of the Merger held by any holder who is entitled to demand, and who properly demands, appraisal for such shares in accordance with the provisions of Indiana Business Corporation Law shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time of the Merger into the right to receive the Merger Consideration pursuant to Section 3.01.

                                   ARTICLE IV

         4.01 Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         4.02 Governing Law. This Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

         4.03 Section Headings. The section headings contained in this Merger Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the undersigned parties have executed this Merger Agreement, as of the date first herein written.

                                            BMT, INC.

                                            By:_______________________________

ATTEST:                                     Title:____________________________

________________________
Secretary

                                            BMT ACQUISITION CO.

                                            By:_______________________________

ATTEST:                                     Title:____________________________

________________________
Secretary

                                     ANNEX B

                        STOCKHOLDER REPRESENTATION LETTER

UroQuest Medical Corporation
Suite 220
265 East 100 South
Salt Lake City, Utah  84111-1616

Attention:  President

Gentlemen:

         The undersigned (hereinafter "Stockholder") is the record and beneficial owner of _____ shares of the outstanding Common Stock, without par value, of BMT, Inc., an Indiana corporation ("BMT"). Stockholder acknowledges receipt of a Notice of Special Meeting of Shareholders, Description of the Merger Transaction (the "Description"), and "Supplemental Information"), all relating to a special meeting of the Shareholders of BMT, called for June 28, 1996, at 8:00 a.m., local time, at the Radisson Hotel at Star Plaza, 800 East 81st Ave., Merrillville, Indiana (the "Meeting"). At the Meeting, the Shareholders of BMT will be asked to consider and vote upon an Agreement and Plan of Merger (the "Plan") among UroQuest Medical Corporation ("UroQuest"), BMT, and Bivona Holding Co., Inc., a Delaware corporation and a wholly-owned subsidiary of UroQuest ("Sub"), pursuant to which BMT will be merged into Sub (the "Merger"). The Plan is being submitted to the shareholders of BMT pursuant to an Agreement and Plan of Merger between UroQuest Corporation, BMT Acquisition Co. and BMT (the "Agreement"). In the Merger, shareholders of BMT will receive cash and shares of the Common Stock of UroQuest as more fully provided in the Agreement. Stockholder also acknowledges receipt of the Agreement and a draft Registration Statement on Form S-1 (the "Registration Statement") relating to a proposed public offering of shares of the Common Stock of UroQuest, which UroQuest plans to file with the United States Securities and Exchange Commission in the near future. In order to induce UroQuest to proceed with the consummation of the Merger, Stockholder represents and warrants to UroQuest as follows:

         (a) Stockholder has had an opportunity to ask questions of and receive answers from duly-designated representatives of UroQuest concerning the terms and conditions of the Merger. Stockholder also has been afforded an opportunity to examine such documents and other information which Stockholder has requested for the purpose of verifying the information set forth in the Description, and for the purpose of answering any questions Stockholder may have concerning the business and affairs of UroQuest.

         (b) Stockholder understands that an investment in the shares of UroQuest Common Stock to be received by Stockholder in the Merger (the "Stock") involves a high degree of risk, which Stockholder has discussed with representatives of UroQuest.

         (c) Stockholder understands that no person has been authorized to give information or to make any representations which were not contained in the Description, the Supplemental Information or in the Registration Statement furnished in connection with the Meeting and Stockholder has not relied on any other representations or information. STOCKHOLDER HAS SOLELY RELIED UPON THE INFORMATION CONTAINED IN THE DESCRIPTION, THE SUPPLEMENTAL INFORMATION AND THE REGISTRATION STATEMENT. STOCKHOLDER UNDERSTANDS THAT AN INVESTMENT IN THE STOCK INVOLVES CERTAIN RISKS, INCLUDING THOSE SET FORTH IN THE CAPTION "RISK FACTORS" IN THE REGISTRATION STATEMENT.

         (d) Stockholder acknowledges and understands that the Stock has not been registered under the Securities Act of 1933, as amended (the "Act"), and if and when issued pursuant to the Merger, must be held indefinitely unless the Stock is subsequently registered under the Act and/or applicable state securities laws or exemptions from such registration are available. UroQuest has not agreed to register any of the Stock under the Act or applicable state securities laws and has not made any representations, warranties, or covenants regarding compliance with Regulation RA or some other exemption under the Act.

         (e) Stockholder is aware that the Stock is, and will be, when issued pursuant to the Merger, "restricted securities" as that term is defined in Rule 144 ("Rule 144") of the General Rules and Regulations Under the Act.

         (f) Stockholder is fully aware of the applicable limitations on the resale of the Stock. Rule 144 currently permits sales of "restricted securities" held for not less than two years and upon compliance with the terms and conditions of Rule 144. If Rule 144 is available to Stockholder, Stockholder may make only routine sales of the Stock in limited amounts, in accordance with the terms and conditions of Rule 144.

         (g) Stockholder understands that any and all certificates representing the Stock and any and all securities issued in replacement thereof or in exchange therefor, shall bear the following legend, or one substantially similar thereto, which Stockholder has read and understands:

     "The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Act") or any applicable state securities laws ("State Acts") and are restricted securities as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement or qualification under the Act and applicable State Acts or pursuant to an exemption from registration under the Act and applicable State Acts, the availability of which is to be established to the satisfaction of UroQuest."

In addition, the certificates representing the Stock and any and all securities issued in replacement thereof or in exchange therefor, shall bear such legend as may be required by the securities laws of the state in which Stockholder resides.

         (i) Because of the restrictions imposed on resale, Stockholder understands that UroQuest shall have the right to note stop transfer instructions in its stop transfer records, and Stockholder has been informed of UroQuest's intention to do so. Any sales, transfers or other dispositions of the Stock by Stockholder, if any, will be in compliance with the Act and applicable State Acts.

         (j) Stockholder acknowledges that either directly or indirectly or with the assistance of his or her Stockholder Representative, if any, Stockholder has such knowledge and experience in financial and business matters so as to make an informed investment decision about an investment in the Stock, based upon the information set forth in the Description, the Supplemental Information and the Registration Statement and such additional information as Stockholder may have requested and received from UroQuest.

         (k) Stockholder further represents that Stockholder can bear the economic risk of his or her entire investment in the Stock and has no need of liquidity in such investment; that the address set forth below is his or her principal residence (or, if the Stockholder is a corporation, partnership or other entity, the address of its principal place of business); that Stockholder intends to acquire the Stock for Stockholder's own account, and not, in whole or in part, for the benefit of any other person; that Stockholder is acquiring the Stock for investment and not with a view to public resale or distribution; and that Stockholder has not formed any entity for the purpose of acquiring the Stock.

         (l) Stockholder acknowledges that no agency, governmental authority, regulatory body, stock exchange or other entity (including, without limitation, the United States Securities and Exchange Commission or any state securities commission) has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Stock.

                  (m) Stockholder acknowledges that no information furnished by UroQuest constitutes investment, accounting, legal or tax advice, and that Stockholder is relying solely upon Stockholder and Stockholder's professional advisors, if any, for such advice.

                                           Very truly yours,

[Individual]                               ____________________________________
                                           [Print or type name]
                                           Address:____________________________
                                                   ____________________________
                                           Social Security No._________________

Date:_________________________

                                           ____________________________________
                                           Name:_______________________________
                                           Title:______________________________

[Partnerships, corporations
or other entities]                                  ___________________________
                                           [Print or type name]
                                           Title:______________________________
                                           Address:____________________________
                                                   ____________________________
                                           Taxpayer I.D. No.___________________

Date:_________________________

                                           ____________________________________
                                           Name:_______________________________
                                           Title:______________________________

                        INDEMNIFICATION AND STOCK PLEDGE

         THIS INDEMNIFICATION AND STOCK PLEDGE (this "Agreement"), dated as of June 27, 1996, is between TOM E. BRANDT ("Grantor") and UROQUEST CORPORATION, a Florida corporation ("Grantee").

                                    Recitals

         A. Grantee, BMT Acquisition Co., a Delaware corporation and wholly owned subsidiary of Grantee ("Acquisition") and BMT, Inc., an Indiana corporation ("BMT") have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated June 27, 1996 whereby BMT will merge with and into Acquisition. The merger (the "Merger") will become effective concurrently with the consummation of the initial public offering of UroQuest.

         B. Pursuant to the terms of the Merger Agreement, the shareholders of BMT will receive, among other consideration, shares of the common stock of Grantee (the "UroQuest Shares").

         C. Grantor, as majority shareholder of BMT, will receive UroQuest Shares pursuant to the Merger Agreement and will otherwise benefit from the transactions contemplated thereunder.

         D. In order to satisfy a condition of the Merger Agreement, Grantor desires to enter into this Agreement to, among other things, indemnify Grantee and to grant to Grantee a security interest in certain of his UroQuest Shares, subject to the terms and conditions set forth herein.

                                    Agreement

         In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1. Indemnity. Grantor agrees, subject to the conditions set forth herein, to indemnify, defend and hold harmless Grantee and Acquisition, together with their directors and officers (as used herein, an Indemnified Party), from and against all losses, liabilities, claims, damages, deficiencies, costs, expenses, (including without limitation reasonable attorneys' fees and disbursements) and other obligations of any nature whatsoever (hereinafter individually a "Loss" and collectively "Losses") based upon, arising out of or otherwise related to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of BMT contained in the Merger Agreement. The obligations of Grantor pursuant to this Section 1 are referred to in this Agreement as the "Obligations." The Obligations are independent of the obligations of BMT under the Merger Agreement and shall not be modified or affected by the termination or expiration of any representation, warranty, covenant or agreement of BMT thereunder.

         2. Indemnification Based on Net Damage.

            (a) Losses shall be computed net of payments received by an Indemnified Party under any insurance policy with respect to such Losses.

            (b) Losses shall be adjusted to take into account any actual tax benefit or detriment to an Indemnified Party attributable to or resulting from the items being indemnified against, including without limitation (i) any interest included in the amount indemnified against, (ii) the effect of timing differences with respect to any item giving rise to an indemnity, such effect to be computed using present value concepts based on a 7% discount rate, (iii) the reduction or increase of asset basis or cost adjustments, (iv) the lengthening of any amortization or depreciation periods, (v) the denial of amortization or depreciation deductions, and (vi) the reduction of loss or credit carryforwards. All Losses paid by Grantor pursuant hereto shall be treated by the parties as an adjustment to the purchase price of Grantor's UroQuest Shares. If, contrary to the intent of the parties as expressed in the preceding sentence, any such payment is treated as taxable income of an Indemnified Party, then Grantor shall indemnify and hold harmless the Grantee from any liability for taxes attributable the receipt of such payment. At the time that an Indemnified party delivers to Grantor a Claim Notice (as defined in Section 3(a) below) with respect to a Loss, such Indemnified Party shall make a good faith estimate of the net tax benefit or detriment to it that results from the Loss, and the Claim Notice shall set forth in reasonable detail a reasonable computation of such tax benefit or detriment. If such estimated tax benefit or detriment and the Indemnified Party's actual tax benefit or detriment with respect to the Loss differ, prompt adjustment shall be made for the amount of the difference at the time the actual tax benefit is determined.

         3. Notice and Opportunity to Defend. All claims by any Indemnified Party under this Agreement shall be asserted and resolved as follows:

            (a) In the event that any claim or demand for which Grantor would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing Grantor of such claim or demand, specifying the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of Grantor are actually prejudiced by such failure. Grantor may elect to defend, at his own expense and with counsel reasonably acceptable to the Indemnified Party, the asserted claim or demand. If Grantor so elects, he shall within ten (10) days after the Claim Notice is given, notify in writing the Indemnified Party of his intent to do so, and the Indemnified Party shall, if requested by Grantor, cooperate with Grantor in defending the claim or demand. A claim or demand may not be settled by Grantor without the prior written consent of the Indemnified Party unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party. If Grantor elects not to defend a claim or demand or fails to notify the Indemnified Party of his election as provided herein, the Indemnified Party may defend and/or settle the demand or claim and recover the Loss associated therewith by recourse to the Collateral as set forth below.

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
            (b) In the event any Indemnified Party shall have a claim against Grantor hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to Grantor. Grantor may elect to pay the claim within ten (10) days after the Claim Notice is given. If Grantor does not pay the claim within ten (10) days after the Claim Notice is given, the Indemnified Party may recover the amount through recourse to the Collateral as set forth below.

         4. Limitations on Obligations. Notwithstanding anything to the contrary contained in this Agreement, Grantor shall not be liable for the Obligations unless and until the aggregate amount of all Losses (excluding any Losses covered by any insurance policy and taking into account any tax benefit or detriment) in respect of such Obligations exceeds Five Hundred Thousand Dollars ($500,000.00).

         5. Pledged Stock. As security for the full performance of the Obligations, Grantor hereby pledges to Grantee and delivers to Grantee in escrow the following property, rights and interests (collectively, the "Collateral"):

            (a) One-half of all of the UroQuest Shares issued by Grantee to Grantor pursuant to the Merger Agreement (the "Pledged Stock");

            (b) All share or stock certificates, options or rights of any nature whatsoever that have been or may hereafter be issued or granted by Grantor with respect to the Pledged Stock; and

            (c) All additions to and replacements and proceeds of any of the property described in subparagraphs (a) and (b) above.

            On the date which is one (1) year after the effective date of the Merger, provided there exists no Obligation which has not been fully performed by Grantor and there exists no other default of Grantor hereunder, Grantee shall release to Grantor forty percent (40%) of the Pledged Stock and such Pledged Stock shall no longer constitute Collateral hereunder. For purposes hereof, the Obligations shall not be deemed to be performed until

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
all claims and demands (including, but not limited to all claims or demands which are or may be associated with or arise out of any tax audit for which an Indemnified Party has received oral or written notice) arising prior to the end of the one (1) year period have been fully performed.

         6. Stock Power. Grantor shall deliver to Grantee a stock certificate representing the Pledged Stock, together with an undated stock power covering such certificate (the "Stock Power") duly executed in blank by Grantor concurrently with the consummation of the Merger or as soon thereafter as possible. Should Grantee determine that any additional actions are necessary or desirable in order for Grantee or other Indemnified Parties to perfect or exercise their rights hereunder, Grantor agrees to promptly take such additional action and to execute such additional documents as may be reasonably requested by Grantee.

         7. Representation and Warranty of Grantor. Grantor hereby represents and warrants to Grantee that the pledge, assignment and delivery of the Pledged Stock pursuant to this Agreement creates a valid first lien on and first perfected security interest in the Pledged Stock and the proceeds thereof, subject to no prior lien or to any agreement purporting to grant to any third party security interest in the Pledged Stock.

         8. Covenants of Grantor. Unless Grantee consents in writing to another course of action:

            (a) If Grantor shall, as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any reclassification, increase or reduction of capital or reorganization), option or right in substitution or as a conversion of or in exchange for any of the Pledged Stock, Grantor shall accept the same as the agent of Grantee, hold the same in trust for Grantee and deliver the same forthwith to Grantee in the exact form received, duly endorsed by Grantor to Grantee, if required, together with an undated stock power covering each such certificate duly executed in blank by Grantor, to be held by Grantee, subject to the terms hereof, as additional

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
collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of Grantor shall be paid over to Grantee to be held by it hereunder as additional collateral for the Obligations. In the event any distribution shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of Grantor or pursuant to the reorganization thereof, the property so distributed shall be promptly delivered to Grantee to be held by it hereunder as additional collateral for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by Grantor, Grantor shall, until such money or property is paid or delivered to Grantee, hold such money or property in trust for Grantee, segregated from other funds of Grantor, as additional collateral for the Obligations.

            (b) Grantor, shall not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral, or create, incur or permit to exist any lien, security interest or encumbrance of any kind in favor of, or any claim of, any person with respect to any of the Collateral, or any interest therein, except for the security interest created by this Agreement.

            (c) Grantor shall defend the right, title and interest of Grantee in and to the Collateral against the claims and demands of all persons whomsoever.

        9. Voting Rights. Unless Grantor defaults on the performance of his obligation as set forth herein, Grantor shall be entitled to exercise all voting, corporate, dividend and other rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised by Grantor which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement. Upon default by Grantor in the performance of his obligations hereunder, the right of Grantor to exercise such voting and corporate rights shall terminate.

        10. Remedies.

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
            (a) In the event that Grantor does not, in accordance with Section 3, pay in full when due the amount of any Loss of any Indemnified Party, that portion of the Pledged Stock necessary to cover the Losses shall be automatically transferred to Grantee or such other party as is designated by Grantee and Grantor may memorialize such automatic transfer by causing to be executed and delivered to Grantee or its designee a certificate or certificates representing such shares of Pledged Stock. From and after the date of such automatic transfer, Grantor shall have no rights in or to the transferred Pledged Stock.

            (b) The number of shares of the Pledged Stock to be transferred under Section 10(a) shall be determined by using the average closing bid price of UroQuest Shares as reported by NASDAQ or other established quotation system for the twenty (20) trading days immediately prior to the date on which the shares of Pledged Stock are automatically transferred under Section 10(a). If such number of shares includes a fractional share, the number of shares shall be rounded to the nearest share.

            (c) If, within twenty-one (21) days after the shares of the Pledged Stock are automatically transferred under Section 10(a) to Grantee or its designee, Grantor objects in writing to such transfer, then Grantor agrees that Grantee may sell such shares of Pledged Stock at a public or private sale, in accordance with applicable law. In such case, the actual proceeds of such sale shall be applied against the applicable Loss, without regard to the closing bid prices reported by NASDAQ or other quotation system.

            (d) In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, Grantee shall have all the rights and remedies available under applicable law, including, but not limited to, the rights and remedies of a secured party under the Uniform Commercial Code of Utah.

            (e) Except as provided in this Section 10, Grantee shall not be personally liable to any Indemnified Party for the amount of any Loss.

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
         11. Duties Regarding Collateral. Grantee's duties with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall include the duty to deal with it in the same manner as Grantee deals with similar securities and properties for its own account.

         12. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

         13. Termination. This Agreement shall expire on the date which is two
(2) years after the effective date of the Merger; provided no uncured default of Grantor exists on the applicable expiration date and all Obligations have been performed or otherwise satisfied. If, on the expiration date, all such Obligations have been performed and all defaults hereunder have been resolved, the Pledged Stock shall be released and this Agreement shall terminate. Otherwise, this Agreement shall continue beyond the applicable expiration date until all such defaults have been resolved and all such Obligations have been performed or otherwise satisfied. For purposes hereof, the Obligations shall not be deemed to be performed or satisfied until all claims and demands (including, but not limited to all claims or demands which are or may be associated with or arise out of any tax audit for which an Indemnified Party has received oral or written notice) arising prior to the end of the two (2) year period have been fully performed and satisfied.

         14. Miscellaneous.

             (a) Each right, power and remedy herein specifically given to Grantee or otherwise existing shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity, or otherwise; and each right, power and remedy, whether specifically herein given or otherwise existing, may be exercised from time to time and as often and in such order as may be deemed expedient by Grantee and the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by Grantee in the exercise of any right or power, or in the pursuance of any remedy, shall impair

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
any such right, power or remedy or be construed to be a waiver of any default on the part of Grantor or to be an acquiescence therein. No waiver by Grantee of any breach or default by Grantor under this Agreement shall be deemed a waiver of any other previous breach or default or any thereafter occurring.

             (b) This Agreement is not assignable by either party without the written consent of the other party. Notwithstanding the foregoing, Grantor agrees that all of Grantee's rights hereunder shall be fully applicable to and accrue to the benefit of any entity constituting a reincorporation of Grantee.

             (c) Any consent, notice or other communication required or contemplated by this Agreement shall be in writing and shall be delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed (a) if to Grantee: UroQuest, Medical Corporation, 265 East 100 South, Suite 220, Salt Lake City, Utah, 847111-1616 (b) if to Grantor:
Tom E. Brandt, c/o Bivona Inc., 5700 West 23rd Avenue, Gary, IN 46406-2617, or in each case to such other address as such party shall have furnished to the other party to this Agreement in writing. Notices shall be deemed to have been given when delivered, if delivered personally, or three days after deposited for mailing, if mailed by certified or registered mail.

             (d) No Event of Default shall be waived by Grantee except in writing, and the waiver of any one right under this Agreement shall not operate as a waiver of any other right.

             (e) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             (f) The parties acknowledge that they have each been represented by legal counsel in connection with the negotiation, drafting, execution and delivery of this Agreement. The terms and conditions set forth have been negotiated and drafted by the

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
parties and their respective counsel and no ambiguity or provision herein shall be construed or interpreted in favor of or against either party.

             (g) This Agreement shall be governed by and construed pursuant to the laws of the State of Utah.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      GRANTOR:

                                      _____________________________
                                      Tom E. Brandt

                                      GRANTEE:

                                      UROQUEST CORPORATION

                                      By:_________________________
                                           Eric B. Hale
                                      Its:  President

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